Exhibit 16.6

PRO FORMA VALUATION APPRAISAL UPDATE

OF

AMALGAMATED CASUALTY INSURANCE COMPANY

AS OF SEPTEMBER 1, 2021

4 Tower Bridge • 200 Barr Harbor Drive • Suite 300 • West Conshohocken •    PA    19428-2979

phone (610) 832-1212 • toll free (800) 883-1212 • fax (610) 832-5301

www.boenninginc.com • Member FINRA/ SIPC

September 1, 2021

Board of Trustees

Amalgamated Casualty Insurance Company

8401 Connecticut Avenue, Suite #105

Chevy Chase, MD 20815

Members of the Board:

At your request, Boenning & Scattergood Inc. (“Boenning”) completed and hereby provides an updated independent appraisal (the “Appraisal Update”) as of September 1, 2021, of the estimated consolidated pro forma market value (“Appraised Value”) of Amalgamated Casualty Insurance Company, (“Amalgamated”, “ACIC” or the “Company”), a mutual insurance company. This Appraisal Update is furnished pursuant to the Company’s Plan of Conversion, as of February 3, 2021 (the “Plan”), and the transaction described below (the “Offering”).

Because the Plan provides for the conversion of Amalgamated Casualty Insurance Company, a mutual insurance company organized under the laws of District of Columbia from a mutual insurance company into a stock insurance company (the “Conversion”), the Plan must be approved by the Commissioner and a majority of votes cast by Eligible Members pursuant to Sections 31–903 and 31–904, respectively within Chapter 9 of Title 31 of the District of Columbia Official Code (the “Demutualization Act”). Accordingly, and in order to ensure that this Plan is fair to Eligible Members of ACIC, the estimated consolidated Appraised Value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of Common Stock. Per the Demutualization Act, the Appraised Value may be the value or range of values that is estimated to be necessary to attract full subscription for shares in the Offering. The Company requested Boenning to provide this Appraisal Update to our appraisal as of December 30, 2020 (“Appraisal”) which is incorporated herein by reference..

In addition, as you requested, Boenning completed and hereby provides its updated view as to the value of the individual Subscription Rights granted to policyholders as defined in the Plan in connection with potential repurchases of such individual Subscription Rights from the policyholders receiving such grants.

The Plan of Conversion

On February 3, 2021, the Company adopted the Plan attached as Exhibit XV. Boenning understands that the Plan is substantially equivalent to the draft plan of conversion reviewed by Boenning in connection with its Appraisal.

Boenning & Scattergood, Inc.

Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities, and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. The background of Boenning is presented in Exhibit III. We believe that, except for the fee we will receive for our Appraisal Update, we are independent of the Company and the other parties engaged by the Company to assist in the mutual-to-stock conversion and the Offering.

Valuation Methodology

In preparing the Appraisal Update, we conducted an analysis of the Company that included discussions with the Company’s management and various forms of financial analysis. We reviewed ACIC’s GAAP and statutory financial statements as of and for the years ended December 31, 2019 and December 31, 2020 as prepared by management and audited by Johnson Lambert LLP, as well as unaudited consolidated GAAP financial statements for the as of and for the six months ending June 30, 2021. Additionally, where appropriate, we considered information based on other available published sources that we believe are reliable. However, we cannot guarantee the accuracy and completeness of such information.

In preparing the Appraisal Update, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected, publicly-traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly-traded insurance industry aggregates as provided by industry sources.

The Appraisal Update is based on the Company’s representation that the information contained in the Plan and additional information furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify any of the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal Update considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s strengths and weaknesses relative to guideline insurance companies. We have monitored material regulatory and legislative actions affecting financial institutions generally and, to the extent that we were aware of such matters, analyzed the potential impact of such developments on the Company and the industry as a whole. We have analyzed the potential effects of the Offering on the Company’s operating characteristics and financial performance as they relate to the updated Appraised Value of the Company. We have reviewed the economic characteristics of the industry in which the Company currently operates. We have compared the Company’s financial performance and condition with publicly traded insurance institutions evaluated and selected in accordance with the valuation guidelines noted later in this report. We have reviewed conditions in the securities markets in general and the markets for insurance companies, and insurance holding companies.

Our updated Appraised Value is predicated on a continuation of the current operating environment for ACIC, and for insurance companies and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for insurance companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of insurance stocks as a whole or the Company’s value alone. To the extent that such factors can be foreseen, they have been factored into our analysis.

As more fully described in Section VII, Boenning utilized the Black-Scholes option pricing model to determine its view of the value, in connection with potential repurchases thereof from policyholders, of the individual Subscription Rights granted to policyholders as defined in the Plan.

November 30, 2012

Valuation Conclusion

It is our opinion that, as of September 1, 2021 (“updated Valuation Date”), the updated Appraised Value of the aggregate common shares outstanding immediately following the Offering is $28.5 million which is based on our evaluation of the Company’s operating characteristics and financial performance, our assessment of how the Company compares to guideline companies, and other factors. The updated Appraised Value represents the midpoint of a range of $24.2 million to $32.8 million (“updated Valuation Range”). The updated Valuation Range was based upon a fifteen percent decrease from the midpoint to determine the minimum and a fifteen percent increase from the midpoint to determine the maximum. Exhibits XII and XIII show the assumptions and calculations utilized in determining the updated Valuation Range. Boenning’s use of a range is requested under the Plan, normal and customary in independent appraisals, and consistent with our experience in other similar and precedent transactions. Boenning utilized the valuation standard of freely traded minority interest.

In addition, it is Boenning’s view, as of the date of this report and in accordance with the factual and other assumptions and conditions set forth herein, that the value of the individual Subscription Rights granted to policyholders as defined in the Plan is $0.84 per right.

Limiting Factors and Considerations

Our Appraisal Update is not intended, and must not be construed to be, a recommendation of any kind as to the advisability of: (i) participating in the Offering, (ii) exercising or not exercising subscription rights, and/or (iii) electing to redeem such subscription rights for cash. Moreover, because the Appraisal Update is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, and estimates and projections may be affected by the impact of any epidemic, pandemic, hurricane or other significant weather event or natural occurrence, war (declared or otherwise), insurrection, terrorism, travel restriction, act of God or other circumstance, foreseen or unforeseen (“Force Majeure”), no assurance can be given that Persons who purchase shares of stock in the Offering will thereafter be able to sell such shares, at prices related to the foregoing updated Appraised Value or otherwise. The Appraisal Update reflects only the updated Valuation Range as of the updated Valuation Date for the updated Appraised Value of the Company immediately upon issuance of the stock and grant of subscription rights, and does not take into account any trading activity with respect to the purchase and sale of Common Stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering, any change in conditions (including, without limitation, following the grant of subscription rights), or any Force Majeure. Any report prepared by Boenning shall not be used as an offer or solicitation with respect to the purchase or sale of any securities or the exercise or redemption of subscription rights. Boenning has made no recommendation regarding the merits of the decision of whether to proceed with the Offering or to take any other actions in connection therewith. The results of our Appraisal Update are but one of the many factors the Company’s Board of Trustees (“Board”) should consider in making its decision. The Company has assured Boenning that it has relied on its own counsel, accountants and other experts for legal, accounting, tax and similar professional advice.

The updated Appraised Value and updated Valuation Range reported herein may be updated at the request of the Company or discretion of Boenning as appropriate. These updates may consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the updated Appraised Value, occur in sufficient time for adjustments to be made given the overall timeline for the Offering, and if the Company engages Boenning to do so, appropriate adjustments (if any) will be made to the updated Valuation Range. Boenning is not otherwise obligated to provide any such adjustments and assumes no liability in connection with such adjustments, whether or not it is engaged to perform them.

Respectfully submitted,

BOENNING & SCATTERGOOD, INC.

Exhibits

I.	Statement of General Assumptions and Limiting Conditions
II.	Certification
III.	Appraiser’s Background
IV.	ACIC Historical Balance Sheet – Statutory Basis
V.	ACIC Historical Statement of Operations – Statutory Basis
VI.	ACIC Historical Balance Sheet Common Size Analysis – Statutory Basis
VII.	ACIC Historical Statement of Operations Common Size Analysis – Statutory Basis
VIII.	ACIC Historical Balance Sheet Growth Analysis – Statutory Basis
IX.	ACIC Historical Statement of Operations Growth Analysis – Statutory Basis
X.	ACIC Historical Balance Sheet – GAAP Basis
XI.	ACIC Historical Statement of Operations – GAAP Basis
XII.	Pro Forma Assumptions for Conversion Valuation
XIII.	Pro Forma Conversion Valuation Range
XIV.	Adjusted Closing Price of Guideline Companies
XV.	Plan of Conversion

I.	Company Update – Overview

Key Personnel Update

During the process of providing this Appraisal Update, management has made Boenning aware of the following updates:

•

Richard Hutchinson: Richard Hutchinson was hired and appointed as President and Chief Operating Officer of ACIC on January 1, 2021 and will be instrumental in leading all facets of the execution of the go-forward Business Plan and its implementation. Prior to joining ACIC, Mr. Hutchinson was President of Hagerty Insurance Agency, a specialty insurance business focused on classic cars. Prior to serving as President of Hagerty, Mr. Hutchinson spent 29 years at Progressive, where he served in various leadership positions. Mr. Hutchinson holds an MBA from University of Chicago and a B.A. from Yale University.

•

Joseph Niemer: Mr. Niemer is the Vice President of Digital Commerce & Technology of ACIC. Mr. Niemer joined ACIC in 2021. Prior to joining ACIC, Mr. Niemer was Vice President of Digital Commerce & Valuation at Hagerty Insurance Agency from 2009 to 2019 and was Manager of Business Analysis at Blue Cross Blue Shield of Michigan from 2002 to 2009. Mr. Niemer holds a B.A. from the University of Michigan.

•

Tom Hampton: Mr. Hampton was added to the Board of Directors in 2021, and serves on the Audit, Human Capital/Compensation, and Strategy/Risk committees. Mr. Hampton serves as a Senior Advisor at Dentons LLP and previously served as a Commissioner of DISB. He is a Certified Public Accountant and a Certified Financial Examiner, and received his B.S. from North Carolina Central University, and an M.B.A. from St. Johns University.

Business Plan Update

Management provided a current update to its business and strategic plans in its Business Plan Update as of August 11, 2021. According to discussions with management and the updated Business Plan, losses are indicated to continue from 2021 – 2023, and a return to profitability will still require execution of a business strategy to transform the taxi and livery policyholder base to policies that target trade and service providers, such as electricians, plumbers, carpenters, and other service providers. While the Company is committed to continuing to serve its traditional public auto segment, it expects these newer products to be the principal growth driver moving forward. The anticipated successful results and future financial performance can be deemed speculative and inconsistent with company historical performance.

Additionally, in 2021 the Company formally adopted a stock-based incentive plan, providing maximum flexibility to grant stock-based incentives (e.g., options, restricted stock, RSUs, etc.). The size of the plan, as well as initial grants under the plan, were approved as part of board’s approval of the offering statement. The compensation committee and the board need to explicitly approve the “plan” (i.e., the actual plan document). The Restricted Awards can be equal to 4% of the outstanding shares. The latter is new information since the Appraisal and is considered in the Appraisal Update. Furthermore, the Company had AM Best conduct an update for the operations as of 1H’21, and the rating agency affirmed that there were no material changes, and left the Company’s rating unchanged.

Future Outlook Update

Management indicated that the Company’s COVID-19 era performance is not consistent with its performance prior to the pandemic. Management noted that the pandemic disproportionately impacted the travel and leisure industries, which dramatically accelerated pressure on the Company’s public auto business, which had already been under pressure for several years due to the competition from ride sharing companies. Furthermore, ACIC’s management indicated that the pandemic created a heightened sense of urgency to profitably diversify its vehicle classes and migrate the Company to “healthier” segments of business. This diversification will entail a reduction in premium for its legacy lines of business, which will in turn increase unearned premium releases and experience fewer losses. The Company is not expecting any growth momentum to begin until these new business line initiatives are implemented.

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II.	Financial Update – Overview

Financial Condition – Update

Presented in Exhibit X is selected data concerning the Company’s financial position as of June 30, 2021 and December 31, 2019 and December 31, 2020.

The Company’s total assets were relatively flat at 2Q’21 compared to YE’20, with the asset base primarily comprised of investments and cash, premium and other receivables, reinsurance recoverable, and deferred assets. The composition of the Company’s assets was largely consistent with YE’20, with investments and cash of $72.9 million accounting for the largest portion of the Company’s asset base (82.6% at June 30, 2021), down slightly from 84.4% at December 31, 2020.

The Company’s total liabilities decreased 2.1% to $45.1 million at June 30, 2021 from $46.1 million at December 31, 2020, primarily a function of the Company paying down some of its notes as well as lower loss expenses. The Company’s total equity increased 2.4% to $43.2 million from $42.2 million at December 31, 2020 behind improved earnings as a result of unrealized gains in the Company’s equity portfolio, and lower loss experience due to lower traffic volumes domestically.

Financial Performance – Update

Presented in Exhibit XI is selected data concerning the Company’s financial performance for the last twelve months ended June 30, 2021 and December 31, 2019 and December 31, 2020.

ACIC’s total revenue grew 5.5% to $13.6 million as of LTM June 30, 2021, up from $12.9 million at year end December 31, 2020. Top-line growth was largely attributable to non-core activity, primarily $2.5 million of unrealized gains on equities, up from $814 thousand at YE’20. Consistent with the downward trend in earned premium from 2019 and 2020, the Company’s earned premiums continued to decline, falling 10.1% from YE’20 to $7.3 million as of the LTM June 30, 2021. The Company’s expense base was flat compared to year end December 31, 2020 at $9.2 million and was due to a lower loss experience, slightly offset by higher operating and other expenses.

The Company’s loss ratio decreased 6.7 points to 26.3% as of LTM June 30, 2021, down from 33.0% at year ended December 31, 2020. Both periods experienced unusually low losses as a result of the continued lower premium volume and lower driving activity stemming from the Coronavirus pandemic. It’s worth noting that in a more normalized environment, the Company’s loss ratio in 2019 was 75.3%, above 2020 and LTM June 30, 2021. While ACIC’s loss experience was artificially low in the COVID era, the Company’s expense ratio increased 8.5 points to 37.2% as of LTM June 30, 2021, up from 28.7% at year ended December 31, 2020 as the Company continues to execute on its Strategic Plan of becoming a more diversified Company. As a result, the Company’s combined ratio increased 1.8 points to 63.5% at LTM June 30, 2021, up from 61.7% at year ended December 31, 2020. The Company’s combined ratio trended similarly with the loss ratio and was much lower when compared to a combined ratio of 97.0% at year ended December 31, 2019.

While recent performance in terms of earnings have been favorable, according to discussions with management and the updated Business Plan, losses are indicated to continue from 2021 – 2023. The return to consistent profitability will still require execution of a business strategy to transform the Company’s taxi and livery policyholder base to policies that target trade and service providers, such as electricians, plumbers, carpenters, and other service providers. While the Company is committed to continuing to serve its traditional public auto segment, it expects these newer products to be the principal growth driver moving forward. For purposes of the Appraisal Update, the anticipated successful results and future financial performance can be deemed speculative and inconsistent with company historical performance.

Investment Overview – Update

As of June 30, 2021, ACIC’s consolidated investment portfolio had a book value of approximately $72.9 million, down 2.1% from year ended December 31, 2020. The portfolio was comprised mainly of real estate investments and bonds at 42.9% and 39.3%, respectively. The Company’s fixed-income portfolio totaled $28.7 million on June 30, 2021 and consisted primarily of municipal bonds, corporates, US agency securities, and other fixed income instruments. The composition of the Company’s investment grade securities has not changed materially since the original Appraisal.

Source: Company Provided Documents – reflect GAAP metrics

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III. Industry Update – Overview

Despite the impacts of higher catastrophe losses and COVID-19 in 2020, the P&C industry reported improved underwriting results, with underwriting gain of $12.0 billion compared to $8.4 billion in 2019. The increase in underwriting profit was due largely to sustained premium growth, prior-year-reserve-releases, and much lower loss experience in the personal and commercial auto markets that offset catastrophe losses and pandemic related losses. Despite the broader financial markets recovering from the downturn early in 2020, investment gains were lower compared to 2019 as yields dropped to its lowest point in a decade at 2.78%. Net income of $59.1 billion helped lift surplus levels to $955.1 billion at year ended December 31, 2020 – an all-time high and a 7.1% increase over 2019.

While the P&C insurance industry has generally experienced a “soft market” since 2007, the industry has begun to experience signs of hardening in most lines amidst record catastrophes in 2017 and above average catastrophe losses in 2018. Commercial premium rates have increased in all lines for thirteen consecutive quarters, except for the Workers’ Compensation line. Additionally, commercial premium rates increased by an average of 10.2% for all lines in Q4 2020, which included a 9.1% increase in Commercial Auto rates – marking 38 consecutive quarters of rate increases within the Commercial Auto line.

Personal and Commercial Auto Improvement

Across the country, many state and local governments issued stay at home orders, primarily in the first and second quarters of 2020 to help slow the spread of COVID-19. Many non-essential businesses were temporarily closed, and many Americans began working from home. This had devastating effects on the economy, however, many auto insurers saw improvements to their bottom line as less traffic volume meant fewer accidents – which ultimately contributed to industry underwriting profits. The pure net loss ratio (“PNLR”) in Private Passenger Auto Liability (20.4% of total net premiums written in 2020) improved 10.0-percentage points to 68.4%, while Private Passenger Auto Physical Damage (15.5% of total net premiums written) saw an 8.1-percentage point improvement to 63.1%, and Commercial Auto Liability and Property Damage together saw similar improvements of 7.4-points and 10.4-points to 79.1% and 56.2%, respectively. Overall, the Personal Market combined ratio improved 2.0-percentage points to 96.7% while the Commercial Lines combined ratio worsened 0.4-points to 101.7%, and the Combined Lines Market combined ratio worsened 7.6-points to 97.6%.

IV. Valuation Methodologies – Update

Since the original Appraisal, Boenning did not change the application of the established valuation methodologies that were utilized to determine the Appraised Value referred to, and qualified by references, in the original Appraisal. In this Appraisal Update, we again primarily relied on the Guideline Company methodology.

To begin, we re-screened for the Public P&C Insurance Group as of August 31, 2021 and determined the universe of 53 insurance companies that are shown below in Table 1.

Table I

Company Name	Ticker	Total Assets ($000s)	Total Policy Reserves ($000s)	Total Equity ($000s)	Cash and Investments ($000s)	Cash and Investments Assets (%)	Debt / Total Capitalization (%)	Policy Reserves / Total Equity (x)	Total Equity / Total Assets (%)	Tangible Equity / Tangible Assets (%)
Berkshire Hathaway Inc.	BRK.A	912,493,000	169,033,000	478,800,000	489,002,000	12.6	19.4	0.4	52.5	45.4
American International Group	AIG	598,250,000	316,867,000	66,908,000	362,541,000	6.0	34.8	4.7	11.2	10.2
The Travelers Companies Inc.	TRV	119,759,000	76,151,000	29,156,000	87,234,000	6.1	20.0	2.6	24.3	21.5
The Allstate Corp.	ALL	132,643,000	52,490,000	28,192,000	63,226,000	6.0	22.1	1.9	21.3	17.7
Loews Corp.	L	81,608,000	42,357,000	19,398,000	54,952,000	11.2	32.0	2.2	23.8	21.8
The Progressive Corp.	PGR	69,824,300	39,451,500	18,675,600	51,057,400	7.7	22.4	2.1	26.7	25.4
The Hartford Finl Svcs Grp	HIG	74,732,000	47,165,000	18,244,000	57,095,000	5.8	19.3	2.6	24.4	21.0
Markel Corp.	MKL	45,641,513	23,236,964	13,998,049	27,260,254	9.1	22.9	1.7	30.7	22.0
CNA Financial Corp.	CNA	66,207,000	42,357,000	12,668,000	50,727,000	4.2	18.0	3.3	19.1	19.0
Cincinnati Financial Corp.	CINF	29,677,000	13,416,000	11,858,000	24,064,000	3.1	7.1	1.1	40.0	40.0
Alleghany Corp.	Y	30,491,661	16,833,554	9,142,031	21,777,526	6.8	18.4	1.8	30.0	26.5
Old Repub International Corp.	ORI	24,678,400	14,013,200	6,778,600	16,458,000	6.4	19.0	2.1	27.5	NA
W. R. Berkley Corp.	WRB	30,297,917	19,025,471	6,587,954	22,017,701	10.2	32.0	2.9	21.7	21.3
Assurant Inc.	AIZ	45,994,800	20,888,800	5,908,400	10,640,000	5.5	30.2	3.5	12.8	6.2
American Financial Group Inc.	AFG	28,780,000	13,552,000	5,601,000	16,125,000	7.3	27.3	2.4	19.5	18.9
Kemper Corp.	KMPR	14,950,700	8,393,200	4,306,200	10,547,400	8.2	22.1	1.9	28.8	22.0
The Hanover Insurance Group	THG	13,728,100	8,932,800	3,154,000	9,062,300	5.7	19.9	2.8	23.0	22.0
Selective Insurance Group Inc.	SIGI	10,167,871	6,228,561	2,891,367	7,764,694	5.4	16.0	2.2	28.4	26.4
Mercury General Corp.	MCY	6,696,948	3,562,139	2,178,631	5,419,419	6.2	15.9	1.6	32.5	32.0
Horace Mann Educators Corp.	HMN	14,190,100	8,234,800	1,816,600	7,616,900	2.9	18.5	4.5	12.8	11.6
ProAssurance Corp.	PRA	6,358,187	4,120,484	1,424,040	5,032,646	7.6	25.3	2.9	22.4	20.8
RLI Corp.	RLI	4,280,630	2,558,504	1,241,803	3,182,981	3.8	11.7	2.1	29.0	28.1
Employers Holdings Inc.	EIG	3,836,700	2,323,300	1,203,600	2,835,900	0.5	1.6	1.9	31.4	29.6
Lemonade Inc.	LMND	1,487,300	230,700	1,101,600	1,163,900	0.0	0.0	0.2	74.1	74.1
Safety Insurance Group Inc.	SAFT	2,107,903	1,004,066	920,299	1,603,738	2.8	6.0	1.1	43.7	43.7
United Fire Group Inc.	UFCS	3,058,153	2,042,624	839,475	2,225,764	1.6	5.6	2.4	27.5	27.3
Root Inc.	ROOT	1,587,700	468,300	762,000	1,109,600	13.4	21.9	0.6	48.0	48.0
Global Indemnity Group LLC	GBLI	1,937,317	1,006,602	709,565	1,479,874	7.6	17.3	1.4	36.6	35.5
Kinsale Capital Group Inc.	KNSL	1,806,277	1,070,786	629,636	1,503,766	2.4	6.3	1.7	34.9	34.7
Donegal Group Inc.	DGIC.A	2,246,401	1,598,608	550,157	1,349,957	1.8	6.8	2.9	24.5	24.3
Universal Insurance Holdings	UVE	2,341,535	1,132,554	480,842	1,316,098	0.3	1.6	2.4	20.5	20.5
AMERISAFE Inc.	AMSF	1,506,263	924,256	468,366	1,170,346	0.0	0.0	2.0	31.1	31.1
Heritage Insurance Hldgs Inc	HRTG	2,351,626	1,251,491	424,873	1,122,130	6.4	26.3	2.9	18.1	10.0
Tiptree Inc.	TIPT	3,211,557	1,254,220	405,049	1,133,368	12.9	50.5	3.1	12.6	2.7
Palomar Holdings Inc.	PLMR	829,656	391,704	376,745	427,810	0.0	0.0	1.0	45.4	44.7
United Insurance Holdings	UIHC	3,148,672	1,885,279	360,422	1,251,532	5.1	30.7	5.2	11.4	8.1
NI Holdings Inc.	NODK	708,425	313,932	350,939	511,400	0.3	0.7	0.9	49.5	47.6
Trupanion Inc.	TRUP	531,966	35,856	334,205	231,969	0.0	0.0	0.1	62.8	58.2
Metromile Inc.	MILE	361,101	82,296	235,516	290,556	7.7	10.6	0.3	65.2	62.5
HCI Group Inc.	HCI	1,080,210	513,627	218,049	820,796	15.1	42.9	2.4	20.2	19.2
Hallmark Financial Services	HALL	1,506,694	1,111,690	178,884	679,717	8.0	40.3	6.2	11.9	11.8
Atlantic American Corp.	AAME	404,486	205,873	142,375	295,556	9.5	21.3	1.4	35.2	33.4
First Acceptance Corp.	FACO	341,834	165,213	105,245	204,355	NA	NA	1.6	30.8	NA
FedNat Holding Co.	FNHC	1,355,970	963,214	98,414	534,917	9.3	56.1	9.8	7.3	NA
Kingstone Companies Inc.	KINS	312,700	178,340	89,965	234,100	9.8	25.4	2.0	28.8	28.7
ICC Holdings	ICCH	196,110	97,259	73,492	143,130	9.4	20.1	1.3	37.5	37.5
Positive Physicians Hldgs Inc	PPHI	159,195	81,229	72,883	128,348	0.0	0.0	1.1	45.8	45.8
The National Security Group	NSEC	153,548	86,226	44,229	122,670	8.9	23.6	1.9	28.8	28.8
Conifer Holdings Inc.	CNFR	269,735	180,955	43,884	185,285	13.8	45.8	4.1	16.3	16.0
FG Financial Group Inc.	FGF	42,692	3,207	38,990	34,607	0.0	0.0	0.1	91.3	35.8
Unico American Corp.	UNAM	132,517	95,173	34,951	99,212	0.0	0.0	2.7	26.4	26.4
Kingsway Financial Services	KFS	447,491	1,407	8,091	102,287	61.5	97.1	0.2	1.8	(86.8)
Atlas Financial Holdings Inc.	AFHI.F	102,800	0	(22,798)	5,211	33.1	303.2	0.0	(22.2)	(24.7)
Minimum		42,692	0	(22,798)	5,211	61.5	303.2	9.8	91.3	74.1
10th Percentile		210,835	83,082	49,960	131,304	12.9	42.6	4.0	49.2	46.0
25th Percentile		708,425	230,700	218,049	427,810	9.2	26.6	2.8	35.2	35.3
50th Percentile		2,351,626	1,254,220	762,000	1,479,874	6.1	19.6	2.0	27.5	25.9
75th Percentile		28,780,000	13,552,000	5,908,400	16,125,000	2.7	6.7	1.3	20.2	19.0
Maximum		912,493,000	316,867,000	478,800,000	489,002,000	0.0	0.0	0.0	(22.2)	(86.8)

Source: S&P Global Market Intelligence; financial information reflects GAAP data as of most recent LTM period

In order to form a sub-group with more similar characteristics to the Company, as in the Appraisal, we then excluded companies that either were the target of a merger, were not current in their financial reporting, or had equity over $2 billion. For the Appraisal Update, Boenning has affirmed the Guideline Group of companies with more similar characteristics to Amalgamated, with the following changes since the original Appraisal:

•

Merger Targets: State Auto Financial Corp. and Protective Insurance Corp. are no longer part of the Guideline Group due to M&A activity. State Auto is the target of an announced merger, and Protective was acquired by Progressive on June 1, 2021. As a result, their trading metrics are inconsistent with the standard of freely traded minority interest.

•

Equity Size: Mercury General was in the original Appraisal (and served as the largest company in the Guideline Group) but has since gone over the $2 billion in Equity used as a cut off in the Appraisal. As a result, they have been excluded from this Appraisal Update’s Guideline Group.

•

Other Changes: Hallmark has been added to the Guideline Group in the Appraisal Update, as the company is now current in its reporting. In the original Appraisal, it was not current in its reporting. Additionally, Global Indemnity has been added to the Guideline Group. The company was not previously a US domiciled company and therefore was not included in the publicly traded universe (Table I) or the Guideline Group. The company redomesticated to the US and is now included in the Guideline Group.

After making these adjustments to the Guideline Group, our analysis yielded the 11 companies presented below:

Table II

Company Name	Ticker	Total Assets ($000s)	Total Policy Reserves ($000s)	Total Equity ($000s)	Cash and Investments ($000s)	Cash and Investments / Assets (%)	Net Premiums Written ($000s)	Debt / Total Capitalization (%)	NPW / Average Equity (%)	Policy Reserves / Total Equity (x)	Total Equity / Total Assets (%)	Tangible Equity / Tangible Assets (%)
Horace Mann Educators Corp.	HMN	14,190,100	8,234,800	1,816,600	7,616,900	53.7	1,365,712	18.5	78.9	4.5	12.8	11.6
Safety Insurance Group Inc.	SAFT	2,107,903	1,004,066	920,299	1,603,738	76.1	767,887	6.0	88.2	1.1	43.7	43.7
United Fire Group Inc.	UFCS	3,058,153	2,042,624	839,475	2,225,764	72.8	952,076	5.6	114.7	2.4	27.5	27.5
Global Indemnity Group LLC	GBLI	1,937,317	1,006,602	709,565	1,479,874	76.4	570,127	17.3	79.8	1.4	36.6	35.5
Hallmark Financial Services	HALL	1,506,694	1,111,690	178,884	679,717	45.1	385,762	40.3	215.1	6.2	11.9	11.8
Kingstone Companies Inc.	KINS	312,700	178,340	89,965	234,100	74.9	143,895	25.4	159.3	2.0	28.8	28.7
ICC Holdings	ICCH	196,110	97,259	73,492	143,130	73.0	53,181	20.1	75.2	1.3	37.5	37.5
Positive Physicians Hldgs Inc	PPHI	159,195	81,229	72,883	128,348	80.6	20,455	0.0	27.8	1.1	45.8	45.8
The National Security Group	NSEC	153,548	86,226	44,229	122,670	79.9	63,065	23.6	137.4	1.9	28.8	28.8
Conifer Holdings Inc.	CNFR	269,735	180,955	43,884	185,285	68.7	101,839	45.8	243.1	4.1	16.3	16.0
Unico American Corp.	UNAM	132,517	95,173	34,951	99,212	74.9	30,972	0.0	80.8	2.7	26.4	26.4
Minimum		132,517	81,229	34,951	99,212	45.1	20,455	0.0	27.8	1.1	11.9	11.6
25th Percentile		177,653	96,216	58,556	135,739	70.7	58,123	5.8	79.3	1.4	21.3	21.2
Mean		132,517	81,229	34,951	99,212	45.1	20,455	0.0	27.8	1.1	11.9	11.6
50th Percentile		312,700	180,955	89,965	234,100	74.9	143,895	18.5	88.2	2.0	28.8	28.7
75th Percentile		2,022,610	1,059,146	774,520	1,541,806	76.2	669,007	24.5	148.4	3.4	37.1	36.5
Maximum		14,190,100	8,234,800	1,816,600	7,616,900	80.6	1,365,712	45.8	243.1	6.2	45.8	45.8
Amalgamated		88,349	11,844	43,221	72,987	82.6	7,865	64.3	18.4	0.3	48.9	48.9

Source: S&P Global Market Intelligence; financial information reflects GAAP data as of most recent LTM period unless otherwise noted

Note: Shading indicates where ACIC ranks compared with the Guideline Group

While none of the companies in the Guideline Group are identical to the Company and there does not appear to be a company that is a perfect guideline or peer company from a valuation standpoint, we believe that the Guideline Group generally provides a meaningful basis of financial comparison for valuation purposes and is a useful approximation for determining how an investor might value the Company.

Recent Financial Comparisons

Table II above summarizes certain key financial comparisons between the Company and the Guideline Group. The Public P&C Insurance Group includes all the companies presented in Table I.

Similar to the original Appraisal, when compared to the Guideline Group Amalgamated has a much smaller balance sheet, less scale, and a smaller market presence. The Company’s total GAAP equity of $43.2 million as of June 30, 2021 was smaller compared to the Guideline Group’s median equity of $89.9 million, and the Company’s assets and policy reserves all were significantly lower than the median of the Guideline Group and the Company’s total equity to total assets measured 48.9%, well above the Guideline Group median of 28.8%. Additionally, the Company’s written premium to average equity of 18.4% was much lower when compared to the Guideline Group median of 88.2%, and the Company’s reserves to equity totaled 0.3x and was much lower than the Guideline Group’s median of 2.0x.

Tables III and IV compare the Company with the Guideline Group on selected measures of operating performance and profitability.

Table III

		Net Premiums	Net Premiums		2020			Q2’21 YTD			2020			Q2’21 LTM
				NPW /	Loss	Expense	Combined	Loss	Expense	Combined	Core	Core	Core	Core	Core	Core	Net
		Earned	Written	Avg Equity	Ratio	Ratio	Ratio	Ratio	Ratio	Ratio	ROAA	ROAE	ROATCE	ROAA	ROAE	ROATCE	Income
Company Name	Ticker	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(000s)
Horace Mann Educators Corp.	HMN	922,401	1,365,712	78.9	66.3	26.4	92.7	67.2	25.5	92.7	1.15	8.9	10.3	1.38	10.7	12.1	170,265
Safety Insurance Group Inc.	SAFT	778,428	767,887	88.2	52.5	34.6	87.1	57.3	33.6	90.9	6.94	17.1	17.1	8.25	19.5	19.5	171,548
United Fire Group Inc.	UFCS	1,006,552	952,076	114.7	82.4	33.5	115.9	74.1	30.2	104.3	(3.37)	(12.0)	3.2	(0.09)	(0.3)	(0.3)	(13,680)
Global Indemnity Group LLC	GBLI	574,492	570,127	79.8	59.2	38.0	97.2	62.0	38.2	100.2	(0.94)	(2.7)	(2.8)	(0.31)	(0.8)	(0.9)	(2,087)
Hallmark Financial Services	HALL	435,098	385,762	215.1	85.7	25.0	110.7	73.3	27.5	100.8	(3.68)	(27.5)	(28.7)	(1.58)	(13.1)	(13.2)	(25,168)
Kingstone Companies Inc.	KINS	124,527	143,895	159.3	61.5	38.9	100.4	61.9	41.9	103.8	0.11	0.4	0.4	0.53	1.8	1.9	2,820
ICC Holdings	ICCH	50,083	53,181	75.2	65.5	37.3	102.8	66.4	38.4	104.8	1.37	3.6	3.6	2.52	6.6	6.6	6,448
Positive Physicians Hldgs Inc	PPHI	19,969	20,455	27.8	70.0	35.5	105.5	70.0	34.1	104.1	(0.82)	(1.7)	(1.7)	(0.45)	(1.0)	(1.0)	(673)
The National Security Group	NSEC	60,559	63,065	137.4	88.8	37.3	126.1	69.2	37.4	106.5	(6.65)	(20.9)	(20.9)	(3.26)	(10.8)	(10.8)	(3,350)
Conifer Holdings Inc.	CNFR	93,001	101,839	243.1	62.8	45.6	108.4	77.9	42.9	120.8	(1.21)	(7.4)	(7.6)	0.62	3.9	4.0	4,731
Unico American Corp.	UNAM	28,059	30,972	80.8	123.0	38.0	161.0	86.0	16.0	102.0	(17.67)	(48.6)	(48.6)	(15.79)	(54.8)	(54.8)	(19,151)
Minimum		19,969	20,455	27.8	123.0	45.6	161.0	86.0	42.9	120.8	(17.67)	(48.6)	(48.6)	(15.79)	(54.8)	(54.8)	(25,168)
25th Percentile		55,321	58,123	79.3	84.1	38.0	113.3	73.7	38.3	104.5	(3.53)	(16.4)	(14.2)	(1.01)	(5.9)	(5.9)	(8,515)
50th Percentile		124,527	143,895	88.2	66.3	37.3	105.5	69.2	34.1	103.8	(0.94)	(2.7)	(1.7)	(0.09)	(0.3)	(0.3)	(673)
75th Percentile		676,460	669,007	148.4	62.2	34.1	98.8	64.2	28.9	100.5	0.63	2.0	3.4	1.00	5.2	5.3	5,590
Maximum		1,006,552	1,365,712	243.1	52.5	25.0	87.1	57.3	16.0	90.9	6.94	17.1	17.1	8.25	19.5	19.5	171,548
Amalgamated		7,309	7,865	18.4	33.0	28.7	61.7	39.0¹	71.2¹	110.2¹	4.34²	9.7²	9.7²	5.15²	10.6²	10.6²	4,547

Source:	S&P Global Market Intelligence; financial information reflects GAAP data as of most recent LTM period unless otherwise noted

Notes: Shading indicates where ACIC ranks compared with the Guideline Group

1	Reflects statutory financial data
2	Amalgamated figures reflect unadjusted ROAA, ROAE, and ROATCE

Table IV

		2017–2019 Average			2017–2019 Average
		Loss	Expense	Combined	ROAA	ROAE
		Ratio	Ratio	Ratio
Company Name	Ticker	(%)	(%)	(%)	(%)	(%)
Horace Mann Educators Corp.	HMN	76.5	26.7	103.2	2.01	5.2
Safety Insurance Group Inc.	SAFT	63.9	31.2	95.2	4.92	12.5
United Fire Group Inc.	UFCS	73.3	31.9	105.7	2.68	9.4
Global Indemnity Group LLC	GBLI	69.4	39.9	109.2	(1.31)	(3.7)
Hallmark Financial Services	HALL	76.8	26.1	102.9	0.66	2.7
Kingstone Companies Inc.	KINS	57.1	39.1	96.2	1.62	3.1
ICC Holdings	ICCH	65.3	35.7	101.0	1.44	3.7
Positive Physicians Hldgs Inc	PPHI	59.6	49.0	108.6	0.53	1.6
The National Security Group	NSEC	67.1	35.9	103.0	1.29	2.6
Conifer Holdings Inc.	CNFR	74.0	44.4	118.3	(4.66)	(14.0)
Unico American Corp.	UNAM	86.7	31.1	117.9	(2.61)	(5.5)
Minimum		86.7	49.0	118.3	(4.66)	(14.0)
25th Percentile		75.2	39.5	108.9	(0.39)	(1.0)
50th Percentile		69.4	35.7	103.2	1.29	2.7
75th Percentile		64.6	31.2	102.0	1.81	4.4
Maximum		57.1	26.1	95.2	4.92	12.5
Amalgamated		95.2	40.3	135.4	(5.04)	(7.2)

Source:	S&P Global Market Intelligence; financial information reflects statutory data
Note:	Shading indicates where ACIC ranks compared with the Guideline Group

As portrayed in Table III, the Company’s GAAP net written premiums of $7.9 million for LTM Q2’21 were far lower when compared to the Guideline Group’s median net written premiums of $143.9 million. The Company’s premium levels represent a significant decrease from prior years, reflecting the Company’s retreat from non-core markets and insurance lines and the effect the pandemic has had on the taxi and sedan business. While GAAP performance in 2020 and Q2’21 YTD has been favorable compared to the Guideline Group, it is largely a factor of the Personal and Commercial Auto industries, which have experienced lower loss experience due to less traffic volume domestically. We do not consider these two periods as a “normalized” operating environment for the Company, and therefore have decided that the periods of 2017 – 2019 reflect a more normalized environment.

Table IV shows that the Company’s operating performance has largely been amongst the worst in the Guideline Group, with an average statutory combined ratio of 135.4% during the three-year period from 2017 – 2019. The primary driver of the Company’s poor performance has been its loss ratio, which averaged 95.2% during the period, well above the median of 69.4% for the Guideline Group. The poor loss ratio was largely due to an increasingly unfavorable commercial auto insurance industry which has experienced increased frequency and severity levels. In addition to elevated loss levels, the Company’s statutory expense ratio of 40.3% during the period compared to the median of 35.7% for the Guideline Group. In the three-year period, ACIC produced less favorable operating metrics compared to the Guideline Group, with Statutory ROAA and ROAE metrics of (5.04%) and (7.2%), respectively.

For Q2’21 YTD, the Company’s statutory combined ratio of 110.2% was above the median of 103.8%, driven by an expense ratio that was 37.1 points higher than the median of the Guideline Group. The Q2’21 YTD loss experience was abnormally low compared to historical levels and was primarily driven by the effects of the pandemic. It is possible that when the effects of the pandemic pass and driving patterns return to normal, the loss ratio may again serve as a drag on underwriting profitability, as it has historically. Due to the low loss levels in Q2’21 LTM, the Company produced more favorable GAAP operating metrics compared to the Guideline Group, with Core ROAA, ROAE, and ROATCE metrics of 5.15%, 10.6%, and 10.6%, respectively while the Guideline Group median values for Core ROAA, ROAE, and ROATCE were (0.09%), (0.3%), and (0.3%), respectively.

As more fully explained in the Market Conditions and Market Value Adjustments – Update section, we have chosen to decrease the discount from approximately 40% to approximately 35% to reflect ACIC’s recent profitability and surplus growth. Aside from this change, the discounts applied during the original appraisal process remain the same, and include the following:

•	Size;

•	Management;

•	Liquidity of the Issue;

•	Subscription Interest;

•	Stock Market Conditions;

•	Dividend Outlook; and

•	New Issue Risk.

V.	Market Conditions and Market Value Adjustments

Stock Market Condition – Update

Table VI summarizes the recent performance of various insurance stock indexes maintained by S&P Global Market Intelligence, particularly market indexes that are related to multiline or P&C insurance companies. The S&P U.S. Insurance Index of all publicly traded insurance companies returned 37.6% over the twelve-month period ended August 31, 2021, while the S&P P&C Index performed slightly worse with a 32.5% return over the same period. The insurance indexes (and financial sector in general) outperformed the broader market indices, reflected by the performance of the Standard & Poor’s 500 and Russell 3000, which returned 29.2% and 31.2%, respectively, over the last year.

Table VI

Selected Stock Market Index Performance

As of August 31, 2021

	Total Return (%)
	Close	YTD	1 Year
S&P Insurance Indexes
S&P U.S. BMI Insurance	298.92	24.59	37.57
S&P 500 Insurance Brokers	1,247.21	30.89	33.46
S&P Insurance	529.44	27.08	41.46
NASDAQ Insurance	11,068.86	12.18	21.72
S&P Sector Indexes
S&P 500 Multi-line Insurance	126.32	42.08	73.39
S&P P&C	760.40	17.60	32.48
Broad Market Indexes
S&P 500	4,522.68	22.21	29.21
S&P Mid-Cap	2,753.16	21.31	42.91
S&P Small-Cap	1,366.73	23.47	52.06
S&P Financials	637.26	31.72	53.36
MSCI US IMI Financials	2,290.76	31.44	54.88
Russell 1000	2,537.31	21.42	30.38
Russell 2000	2,273.77	16.85	45.58
Russell 3000	2,682.85	21.10	31.19

Source:	S&P Global Market Intelligence

As a result of its review and analysis, Boenning determined an estimated overall discount to the Guideline Group of approximately 35%, down from approximately 40% in the original Appraisal. We believe that this change was warranted, largely due to our view of a change in the discount relating to “Profitability and Earnings Prospects.” We believe that the Company’s earnings prospects remain deficient relative to the Guideline Group, and the magnitude of that discount can be reduced relative to our original Appraisal. The Company’s COVID-era results are abnormally favorable in terms of both earnings and return on equity, and above the median of the Guideline Group for year end December 31, 2020 and the LTM June 30, 2021. The earnings and unrealized gains of $2.5 million in the Company’s equity portfolio was the primary driver of the increase in the Company’s equity. Our reduction in the discount for Earnings and Profitability recognizes that the Company has had favorable performance during the COVID-era, but also takes into account the future (challenging) outlook for earnings and growth as well. Aside from the Profitability and Earnings Prospects discount, the other discounts and premiums examined in connection with the Appraisal Update remain relatively unchanged in our view, resulting in the total discount being 35% (down from 40% in the original Appraisal).

VI.	Valuation Update – Analysis and Conclusions

Valuation Approach

In determining the updated Appraised Value of the Company we employed the guideline market valuation approach used in the original Appraisal. The methods and pricing metrics used to value the Company are the same as used in the Appraisal. For example, we considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-earnings per share (“P/E”), price-to-assets (“P/A”) and price-to-tangible book value per share (“P/TB”). We believe price-to-book value is the primary determinant of an investor’s interest in a Subscription Rights conversion of an insurance company. The other multiples mentioned above (P/E, P/A, and P/TB) are of secondary value in determining interest in, and the value of, a Subscription Rights conversion.

Table VII displays the trading market price valuation ratios of the Guideline Group as of close of trading on August 31, 2021, the last trading day prior to the date of the Appraisal Update. Table VII also includes volatility data utilized in connection with Boenning’s estimate of the value of the individual Subscription Rights granted to policyholders as defined in the Plan and included in Section VII of this Appraisal Update. Exhibit XII displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. In reaching our conclusions, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Guideline Group’s market valuation data.

Table VII

		8/31/21 Stock Price ($)			Price /						Volatility
			52-Week Range ($)	Market Capitalization ($000s)	LTM EPS (x)	BVPS (%)	TBVPS (%)	Assets (%)	LTM Revenue (%)	Dividend Yield (%)	2019 (%)	2020 (%)	1-Year (%)	6-Month (%)	90-Day (%)
Company Name	Ticker
Horace Mann Educators Corp.	HMN	41.00	32.76 –43.98	1,700,972	9.3	99.1	113.4	12.0	132.4	3.0	27.4	47.8	42.1	52.0	44.4
Safety Insurance Group Inc.	SAFT	81.31	67.16 –87.32	1,218,219	7.2	145.4	145.4	57.8	145.9	4.4	18.9	41.9	24.2	20.1	17.3
United Fire Group Inc.	UFCS	25.96	19.12 – 36.07	652,046	NM	79.5	79.5	21.3	62.0	2.3	27.2	66.6	43.6	35.4	35.0
Global Indemnity Group LLC	GBLI	26.50	20.71 – 31.98	383,253	NM	53.5	55.6	19.8	63.7	3.8	37.3	69.5	30.3	28.6	27.6
Hallmark Financial Services	HALL	3.76	2.60 – 5.42	68,323	NM	38.8	39.2	4.5	14.1	0.0	31.7	144.2	63.1	67.0	70.1
Kingstone Companies Inc.	KINS	7.15	5.69 – 8.70	75,535	NM	84.6	85.0	24.2	56.8	2.2	28.6	39.5	30.8	39.7	21.9
ICC Holdings	ICCH	16.83	11.37 – 17.24	47,830	11.1	70.3	70.3	24.4	87.4	0.0	28.6	39.5	30.8	39.7	21.9
Positive Physicians Hldgs Inc	PPHI	9.15	6.00 – 15.20	33,082	NM	44.5	44.5	20.8	150.2	0.0	44.4	105.7	142.9	125.7	43.0
The National Security Group	NSEC	10.46	9.97 – 12.79	26,491	NM	56.3	56.3	17.3	39.7	2.3	23.3	52.9	30.4	27.1	23.2
Conifer Holdings Inc.	CNFR	4.02	2.18 – 4.18	38,951	25.9	91.5	93.6	14.4	39.5	0.0	58.0	90.8	71.3	55.9	63.8
Unico American Corp.	UNAM	4.15	2.61 – 6.05	22,015	NM	59.4	59.4	16.6	67.9	0.0	30.3	69.2	58.1	52.0	42.1
Minimum				22,015	7.2	38.8	39.2	4.5	14.1	0.0	18.9	39.5	24.2	20.1	17.3
25th Percentile				36,017	8.8	54.9	56.0	15.5	48.3	0.0	27.3	44.8	30.6	32.0	22.5
Mean				387,883	13.4	74.8	76.6	21.2	78.2	1.6	32.3	69.8	51.6	49.4	37.3
50th Percentile				68,323	10.2	70.3	70.3	19.8	63.7	2.2	28.6	66.6	42.1	39.7	35.0
75th Percentile				517,650	14.8	88.0	89.3	22.7	109.9	2.7	34.5	80.2	60.6	54.0	43.7
Maximum				1,700,972	25.9	145.4	145.4	57.8	150.2	4.4	58.0	144.2	142.9	125.7	70.1

Source:	S&P Global Market Intelligence as of August 31, 2021

Table VIII below summarizes the stock price and valuation ratio changes for the Guideline Group from December 29, 2020 and August 31, 2021, respectively. Five of the eleven companies experienced a price decrease, while the remainder experienced price increases. Overall, the median valuation multiples for P/B, P/TB, P/LTM EPS, P/A, and P/LTM Revenue were all slightly lower compared to the values from the original Appraisal with a valuation date of December 29, 2020.

Table VIII

	12/29/20	8/31/21	Change in	Price /
	Stock Price ($)	Stock Price ($)	Closing Price (%)	12/29/20 Book (%)	8/31/21 Book (%)	12/29/20 Tang. Book (%)	8/31/21 Tang. Book (%)	12/29/20 LTM EPS (x)	8/31/21 LTM EPS (x)	12/29/20 Assets (%)	8/31/21 Assets (%)	12/29/20 LTM Rev. (%)	8/31/21
													LTM Rev.
													(%)
Guideline Group Mean				81.9	74.8	83.6	76.6	16.2	13.4	24.1	21.2	78.6	78.2
Guideline Group Median				71.6	70.3	71.9	70.3	13.8	10.2	20.9	19.8	67.5	63.7
Guideline Group
Horace Mann Educators Corp.	41.42	41.00	(1.0)	100.0	99.1	114.3	113.4	13.8	9.3	13.2	12.0	132.9	132.4
Safety Insurance Group Inc.	77.65	81.31	4.7	138.0	145.4	138.0	145.4	10.3	7.2	56.5	57.8	138.5	145.9
United Fire Group Inc.	24.69	25.96	5.1	75.3	79.5	76.0	79.5	NM	NM	20.3	21.3	58.8	62.0
Global Indemnity Group LLC (1)	27.88	26.50	(4.9)	—	53.5	—	55.6	—	NM	—	19.8	—	63.7
Hallmark Financial Services (1)	3.31	3.76	13.6	—	38.8	—	39.2	—	NM	—	4.5	—	14.1
Kingstone Companies Inc.	6.62	7.15	8.0	79.1	84.6	79.6	85.0	NM	NM	21.6	24.2	52.7	56.8
ICC Holdings	14.02	16.83	20.0	67.9	70.3	67.9	70.3	15.3	11.1	25.7	24.4	84.4	87.4
Positive Physicians Hldgs Inc	9.50	9.15	(3.7)	46.2	44.5	46.2	44.5	NM	NM	22.3	20.8	156.0	150.2
The National Security Group	11.24	10.46	(7.0)	60.4	56.3	60.4	56.3	NM	NM	18.3	17.3	42.7	39.7
Conifer Holdings Inc.	2.65	4.02	51.7	60.2	91.5	61.7	93.6	NM	25.9	9.9	14.4	26.0	39.5
Unico American Corp.	4.66	4.15	(10.9)	66.7	59.4	66.7	59.4	NM	NM	18.6	16.6	76.3	67.9

Source:	S&P Global Market Intelligence as of December 29, 2020 and August 31, 2021
1	Global Indemnity and Hallmark were not included in the original Appraisal, and therefore their value does not come into play in this comparison

The Guideline Group’s market valuation ratios have fluctuated slightly since the Appraisal. As of August 31, 2021, the median P/B ratio of the Guideline Group measured 70.3%, down from 71.6% at December 29, 2020. We have determined a pro forma midpoint value of $28.5 million for the Company on a fully-converted basis, which implies an aggregate midpoint pro forma P/B ratio of 46.6%. Applying a range of value of 15% above and below the midpoint, the resulting minimum of $24.2 million implies a P/B ratio of 41.7% and the resulting maximum of $32.8 million implies a P/B ratio of 51.0%. The Company’s P/B valuation ratios reflect a discount to the Guideline Group’s median ratio of 70.3%, measuring 27.5% at the valuation maximum, 33.7% at the valuation midpoint, and 40.6% at the valuation minimum. The Company’s pro forma P/B valuation ratios reflect discounts to the Guideline Group’s mean ratio of 74.8%, measuring 31.9% at the valuation maximum, 37.7% at the valuation midpoint, and 44.2% at the valuation minimum.

Based on the P/TB measure, the Company’s pro forma midpoint valuation of $28.5 million reflects a P/TB ratio of 46.6%, ranging from 41.7% at the minimum to 51.0% at the maximum. The Company’s pro forma P/TB valuation ratios reflect discounts to the Guideline Group’s median ratio of 70.3%, measuring 27.5% at the valuation maximum, 33.7% at the valuation midpoint, and 40.6% at the valuation minimum. The Company’s P/TB valuation reflects discounts to the Guideline Group’s mean ratio of 76.6%, measuring 33.4% at the valuation maximum, 39.1% at the valuation midpoint, and 45.5% at the valuation minimum.

Based on the P/A measure, the Company’s pro forma midpoint valuation of $28.5 million reflects a P/A ratio of 26.6%, ranging from 23.3% at the minimum to 29.8% at the maximum. The Company’s pro forma P/A valuation ratios reflect a premium to the Guideline Group’s median ratio of 19.8%, measuring a premium of 50.4% at the valuation maximum, a premium of 34.6% at the valuation midpoint, and a premium of 17.9% at the valuation minimum. The Company’s P/A valuation ratios reflect a premium/discount to the Guideline Group’s mean ratio of 21.2%, measuring a premium of 40.4% at the valuation maximum, a premium of 25.7% at the valuation midpoint, and a discount of 10.0% at the valuation minimum.

Boenning believes the P/E metric is not a useful tool for comparison in this Appraisal Update due to the majority of the companies in the Guideline Group reporting negative LTM earnings. While Amalgamated reported positive LTM earnings, it was driven by unrealized gains on equity securities, as well as lower loss experience behind a substantial decrease in loss frequency and severity in the commercial auto industry driven by the Covid-19 pandemic. Furthermore, as previously stated, the price to book value is the primary determinant of value for an insurance company similar to Amalgamated. Due to this, a P/E comparative analysis would not be meaningful. Boenning notes that the implied pro forma P/E ratio at the midpoint, 6.1x, is not materially below the few guideline companies that have a current P/E multiple.

In our opinion, the levels of discounts described above are appropriate to reflect the previously discussed adjustments for size, earnings prospects, liquidity of the issue, lack of subscription interest, dividend outlook and the new issue discount. The Company’s ability to deploy the excess capital profitably and to generate growth and improved returns on equity constitutes a significant operating challenge in the highly competitive P&C insurance marketplace in which the Company strives to overcome its relative lack of scale, critical mass, and diversification in its fundamental business model.

Valuation Conclusion

It is our opinion that, as of August 31, 2021, the updated Appraised Value of the shares to be issued immediately following the Offering was within the updated Valuation Range of $24.2 million to $32.8 million, with a midpoint of $28.5 million. The updated Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Exhibits XII and XIII shows the assumptions and calculations utilized in determining the Company’s updated Valuation Range.

VII.	Subscription Rights Valuation – Update

As you requested, Boenning completed and hereby provides its updated view as to the value, in connection with potential repurchases thereof from policyholders, of the individual Subscription Rights granted to policyholders as defined in the Plan (subject to the assumptions and conditions set forth herein, the “Subscription Rights Value”). To estimate the Subscription Right Value issued to Eligible Members in the Offering on that basis, Boenning used the Black-Scholes option pricing model because (i) it is mandated as the valuation tool by the Plan and (ii) it is a widely utilized and accepted means of valuing options, as well as financial instruments and investments that have similar economic characteristics as those of options.

Since the initial Appraisal, the only assumptions as a part of the Black Scholes Model that changed included the following:

•

Risk-Free-Rate: 0.05%—Boenning used the yield of the 3-month treasury bill as of August 31, 2021 to match the 90-day term mandated by the Plan. The rate in our original Appraisal was 0.10% and had a pricing date as of December 29, 2021.

•

Annualized Volatility: 42.1%— Boenning determined the annualized volatility in the same manner that it did in the initial Appraisal but determined that a change in the trading history to a 1-year period for volatility was warranted. The 1-year trading history period is typically the most desirable and appropriate for analysis purposes. In the initial Appraisal, a 6-month trading history period was utilized due to the impact of the Coronavirus pandemic had on the global financial markets in 2020, creating an unusually high level of volatility in periods that were any longer than 6-months. Given that the financial markets rebounded in the 3rd quarter of 2020, Boenning determined that it could utilize a 1-year period. Reviewing volatility over the 1-year period ended August 31, 2021 resulted in a level of assumed volatility not too dissimilar to the historical one year periods noted in the initial Appraisal.

Based on the factors considered in this report and the results of the Black-Scholes option pricing model incorporating the above assumptions, the Subscription Right Value Update in the Offering is estimated at $0.84 as of the date of this report.

EXHIBIT I

STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This Appraisal Update is subject to the following general assumptions and limiting conditions.

1.

No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

2.

Information furnished by others, upon which all or portions of this analysis is based, is believed to be reliable, but has not been verified except as set forth in this document. No warranty is given as to the accuracy of such information.

3.	This Appraisal Update and Subscription Rights Value Update have been made only for the purpose stated and shall not be used for any other purpose.

4.

Except as specified in our engagement letter, neither Boenning nor any individual signing or associated with this report shall be required by reason of this Appraisal Update and/or Subscription Rights Value Update to give further consultation, provide testimony, or appear in court or other legal proceeding.

5.

No responsibility is taken for changes in market conditions, or the impact of epidemic, pandemic, hurricane or any other significant weather event or natural occurrence, war (declared or otherwise), insurrection, terrorism, travel restriction, act of God or other circumstance, foreseen or unforeseen, and no obligation is assumed to revise this Appraisal Update and Subscription Rights Value Update to reflect changes, events or conditions which occur subsequent to the date hereof.

6.

The date to which the analysis expressed in this Appraisal Update and Subscription Rights Value Update apply is set forth in the letter of transmittal. Our Appraisal Update and Subscription Rights Value Update are based on the purchasing power of the United States dollar as of that date.

7.

It is assumed that all required certificates of authority and other licenses, permits, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed.

8.	Full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations is assumed, unless otherwise stated.

9.	Competent management is assumed.

10.	The Appraisal Update and Subscription Rights Value Update are predicated on the financial structure prevailing as of the date of this report.

11.

This Appraisal Update and Subscription Rights Value Update are provided solely to and for the sole benefit of the Board of Trustees of the Company and shall not form the basis for any derivative or other suit in the name of the Company or otherwise.

12.

This Appraisal Update and Subscription Rights Value Update are based on unaudited GAAP financial data provided by the Company. On the other hand, insurance companies prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by state insurance departments (“SAP”). GAAP operating results and financial data will not match any SAP disclosures that are available, and we have not attempted to reconcile GAAP and SAP disclosures. This Appraisal Update and Subscription Rights Value Update assume audited GAAP financial data will be identical to the unaudited financial data utilized herein.

EXHIBIT II

CERTIFICATION

We certify that, to the best of our knowledge and belief:

•	The facts and data reported by the reviewer and used in the review process are true and correct;

•

The analyses, opinions, and conclusions in this Appraisal Update and Subscription Rights Value Update are limited only by the assumptions and limiting conditions stated in this document, and are our personal, impartial and unbiased professional analyses, opinions and conclusions;

•

We have no present or prospective interest in the property that is the subject of this Appraisal Update and Subscription Rights Value Update, and we have no personal interest or bias with respect to the parties involved;

•	Our engagement in this assignment was not contingent upon developing or reporting predetermined results; and

•	Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

Anthony A. Latini, Jr.

James W. Adducci

Tom Haldeman

September 1, 2021

Exhibit III

Overview of Boenning

Founded in 1914, Pennsylvania based Boenning & Scattergood, Inc. is one of the oldest independent securities, asset management and investment banking firms in the region, providing individual, institutional, corporate and municipal clients a full complement of financial services including equity research, investment banking, public finance, asset management as well as equity and fixed income sales and trading.

Background of Appraisers

Anthony A. Latini, Jr., CFA – Managing Director

Tony leads the firm’s insurance practice and has over 30 years of experience with the property/casualty and life segments. His merger & acquisition transaction experience includes in excess of $2 billion in transaction value and he has assisted in raising over $1 billion in debt and junior capital. Prior to joining Boenning & Scattergood, Mr. Latini was Managing Director of Curtis Financial Group’s financial services industry group. He has also held positions at Berwind Financial L.P., Evans & Company, Inc. and CoreStates Financial Corp. Tony received his Bachelor of Science degree in Economics with a concentration in Finance from the Wharton School of the University of Pennsylvania. He holds the Chartered Financial Analyst designation and the FINRA Series 7, 24, 63, and 79 licenses. Tony has experience working on over fifteen demutualizations.

James W. Adducci – Managing Director

James has 20 years of investment banking experience working with public and private companies executing exclusive sale assignments, buy-side transactions, financings and various other strategic advisory assignments. James has completed transactions totaling more than $2 billion in value. James has been involved with multiple deals involving companies in the insurance sector. Prior to joining Boenning in 2004, James worked in the diversified industrials group at Dresdner Kleinwort in New York where he focused on cross-border M&A transactions. James received his BA in Economics from Carleton College. He is registered with FINRA and holds the Series 7 and 63 licenses. James has experience working on ten demutualizations.

Tom Haldeman – Associate

Tom joined Boenning & Scattergood in 2019 after working as an Analyst in Wells Fargo’s Corporate & Investment Banking Group, where he worked on raising capital for clients in the insurance and asset management industries. As part of the Investment Banking Group, Tom has primarily worked on transactions including merger & acquisition advisory and capital raises. Tom received his BS degree from Villanova University with a concentration in Finance, as well as a minor in Management Information Systems. He is registered with FINRA, holds the Series 79 and 63 licenses, and this engagement represents his second demutualization transaction.

Exhibit IV

Amalgamated Casualty Insurance Company

Statutory Balance Sheet — ($000s)

	2016	2017	2018	2019	2020	Q2’21 YTD
Assets
Investments:
Bonds	36,794	36,481	34,959	31,832	30,163	27,439
Preferred Stocks	605	973	2,037	2,026	1,920	3,108
Common Stocks	5,056	3,915	997	989	1,374	1,634
Cash & Short Term Investments	1,020	2,235	1,041	3,169	3,487	2,763
Other Investments	8,446	10,392	12,036	11,809	12,533	13,164

Total Cash & Investments	51,921	53,996	51,070	49,825	49,476	48,108
Other Assets	4,824	5,715	4,577	5,671	3,857	4,724
Total Assets	56,744	59,711	55,647	55,496	53,334	52,832

Liabilities
Loss Reserves	5,028	6,241	9,117	9,499	7,023	5,968
Loss Adjustment Expense Reserves	1,202	1,864	2,759	2,083	1,638	1,504

Total Loss & LAE Reserves	6,230	8,106	11,877	11,582	8,661	7,472
Unearned Premium Reserve	3,691	5,189	4,383	5,250	3,179	3,626
Other Liabilities	4,001	3,798	3,172	3,479	2,709	2,989

Total Liabilities	13,923	17,093	19,431	20,310	14,549	14,086

Capital and Surplus
Unassigned Surplus	42,821	42,618	36,216	35,186	38,785	38,745

Total Capital and Surplus	42,821	42,618	36,216	35,186	38,785	38,745

Total Liabilities & Capital and Surplus	56,744	59,711	55,647	55,496	53,334	52,832

Exhibit V

Amalgamated Casualty Insurance Company

Statutory Statements of Income — ($000s)

	2016	2017	2018	2019	2020	Q2’21 LTM
Underwriting Revenue
Personal P&C Direct Premiums	1,504	1,654	1,402	1,380	600	815
Commercial P&C Direct Premiums	10,640	12,367	10,787	11,748	5,702	7,365

Direct Premiums Written	12,144	14,022	12,190	13,128	6,303	8,181
Net Reinsurance Premiums	688	617	521	533	240	316

Net Premiums Written	11,456	13,404	11,669	12,595	6,063	7,865
Change in U/E Premiums Reserve	1,945	1,498	(806)	867	(2,071)	556

Net Premiums Earned	9,511	11,906	12,476	11,728	8,133	7,309
Losses and LAE Incurred	6,735	11,428	14,250	8,829	2,684	1,913
Other Underwriting Expense Incurred	3,337	4,449	5,142	5,480	4,226	5,027

Net Underwriting Gain (Loss)	(561)	(3,971)	(6,916)	(2,580)	1,223	369
Net Investment Income	970	841	1,371	1,516	1,447	1,340
Net Realized Capital Gains (Losses)	4	372	690	(214)	385	292
Finance Service Charges	39	47	61	93	66	53
All Other Income	1	2	1	(27)	(225)	(182)

Net Income after capital gains (loss) before tax	453	(2,709)	(4,793)	(1,212)	2,895	1,873
Federal Income Tax	3	—	—	—	—	—

Net Income	450	(2,709)	(4,793)	(1,212)	2,895	1,873

Loss Ratio (%) (1)	70.8	96.0	114.2	75.3	33.0	26.2
Expense Ratio (%) (2)	29.1	33.2	44.1	43.5	69.7	63.9
Combined Ratio (%) (3)	99.9	129.2	158.3	118.8	102.7	90.1

Exhibit VI

Amalgamated Casualty Insurance Company

Statutory Balance Sheet — Common Size (%)

	2016	2017	2018	2019	2020	Q2’21 YTD
Assets
Investments:
Bonds	64.84	61.10	62.82	57.36	56.55	51.94
Preferred Stocks	1.07	1.63	3.66	3.65	3.60	5.88
Common Stocks	8.91	6.56	1.79	1.78	2.58	3.09
Cash & Short Term Investments	1.80	3.74	1.87	5.71	6.54	5.23
Other Investments	14.88	17.40	21.63	21.28	23.50	24.92

Total Cash & Investments	91.50	90.43	91.77	89.78	92.77	91.06
Other Assets	8.50	9.57	8.23	10.22	7.23	8.94
Total Assets	100.00	100.00	100.00	100.00	100.00	100.00

Liabilities
Loss Reserves	8.86	10.45	16.38	17.12	13.17	11.30
Loss Adjustment Expense Reserves	2.12	3.12	4.96	3.75	3.07	2.85

Total Loss & LAE Reserves	10.98	13.57	21.34	20.87	16.24	14.14
Unearned Premium Reserve	6.50	8.69	7.88	9.46	5.96	6.86
Other Liabilities	7.05	6.36	5.70	6.27	5.08	5.66

Total Liabilities	24.54	28.63	34.92	36.60	27.28	26.66

Capital and Surplus
Unassigned Surplus	75.46	71.37	65.08	63.40	72.72	73.34

Total Capital and Surplus	75.46	71.37	65.08	63.40	72.72	73.34

Total Liabilities & Capital and Surplus	100.00	100.00	100.00	100.00	100.00	100.00

Exhibit VII

Amalgamated Casualty Insurance Company

Statutory Statements of Income — Common Size (%)

	2016	2017	2018	2019	2020	Q2’21 LTM
Underwriting Revenue
Personal P&C Direct Premiums	15.81	13.90	11.24	11.77	7.38	11.15
Commercial P&C Direct Premiums	111.87	103.87	86.47	100.17	70.11	100.76

Direct Premiums Written	127.68	117.76	97.71	111.94	77.49	111.92
Net Reinsurance Premiums	7.23	5.18	4.17	4.55	2.95	4.32

Net Premiums Written	120.45	112.58	93.54	107.39	74.54	107.60
Change in U/E Premiums Reserve	20.45	12.58	(6.46)	7.39	(25.46)	7.60

Net Premiums Earned	100.00	100.00	100.00	100.00	100.00	100.00
Losses and LAE Incurred	70.81	95.98	114.22	75.28	33.00	26.17
Other Underwriting Expense Incurred	35.08	37.37	41.22	46.72	51.96	68.77

Net Underwriting Gain (Loss)	(5.90)	(33.35)	(55.44)	(22.00)	15.04	5.05
Net Investment Income	10.20	7.06	10.99	12.93	17.79	18.33
Net Realized Capital Gains (Losses)	0.04	3.12	5.53	(1.82)	4.74	4.00
Finance Service Charges	0.41	0.40	0.49	0.79	0.81	0.73
All Other Income	0.01	0.02	0.01	(0.23)	(2.77)	(2.49)

Net Income after capital gains (loss) before tax	4.76	(22.75)	(38.42)	(10.34)	35.60	25.62
Federal Income Tax	0.03	—	—	—	—	—

Net Income	4.73	(22.75)	(38.42)	(10.34)	35.60	25.62

Exhibit VIII

Amalgamated Casualty Insurance Company

Statutory Balance Sheet — Growth Analysis (%)

	2017	2018	2019	2020	Q2’21 YTD	‘16–‘20 CAGR
Assets
Investments:
Bonds	(0.85)	(4.17)	(8.94)	(5.25)	(17.24)	(4.85)
Preferred Stocks	60.87	109.33	(0.55)	(5.24)	162.07	33.47
Common Stocks	(22.56)	(74.53)	(0.84)	38.94	41.40	(27.80)
Cash & Short Term Investments	119.11	(53.42)	204.38	10.05	(37.20)	35.98
Other Investments	23.04	15.82	(1.88)	6.13	10.32	10.37

Total Cash & Investments	4.00	(5.42)	(2.44)	(0.70)	(5.45)	(1.20)
Other Assets	18.47	(19.91)	23.91	(31.99)	49.97	(5.44)
Total Assets	5.23	(6.81)	(0.27)	(3.90)	(1.87)	(1.54)

Liabilities
Loss Reserves	24.13	46.09	4.19	(26.07)	(27.78)	8.71
Loss Adjustment Expense Reserves	55.06	47.98	(24.52)	(21.33)	(15.78)	8.04

Total Loss & LAE Reserves	30.10	46.52	(2.48)	(25.22)	(25.58)	8.58
Unearned Premium Reserve	40.58	(15.53)	19.78	(39.45)	30.10	(3.67)
Other Liabilities	(5.08)	(16.49)	9.69	(22.13)	21.72	(9.29)

Total Liabilities	22.77	13.68	4.53	(28.37)	(6.26)	1.11

Capital and Surplus
Unassigned Surplus	(0.47)	(15.02)	(2.84)	10.23	(0.20)	(2.45)

Total Capital and Surplus	(0.47)	(15.02)	(2.84)	10.23	(0.20)	(2.45)

Total Liabilities & Capital and Surplus	5.23	(6.81)	(0.27)	(3.90)	(1.87)	(1.54)

Exhibit IX

Amalgamated Casualty Insurance Company

Statutory Statements of Income — Growth Analysis (%)

	2017	2018	2019	2020	Q2’21 LTM	‘16–‘20 CAGR
Underwriting Revenue
Personal P&C Direct Premiums	10.02	(15.23)	(1.57)	(56.53)	84.61	(20.52)
Commercial P&C Direct Premiums	16.23	(12.77)	8.90	(51.46)	66.82	(14.44)

Direct Premiums Written	15.46	(13.06)	7.70	(51.99)	68.47	(15.12)
Net Reinsurance Premiums	(10.25)	(15.62)	2.38	(54.97)	72.77	(23.13)

Net Premiums Written	17.01	(12.94)	7.93	(51.87)	68.30	(14.71)
Change in U/E Premiums Reserve	(22.99)	NM	NM	NM	NM	NM

Net Premiums Earned	25.19	4.78	(5.99)	(30.65)	(19.24)	(3.84)
Losses and LAE Incurred	69.69	24.69	(38.04)	(69.60)	(49.19)	(20.55)
Other Underwriting Expense Incurred	33.34	15.57	6.57	(22.87)	41.47	6.09

Net Underwriting Gain (Loss)	NM	NM	NM	NM	(90.89)	NM
Net Investment Income	(13.32)	63.07	10.55	(4.56)	(14.20)	10.51
Net Realized Capital Gains (Losses)	NM	85.49	NM	NM	(42.44)	220.07
Finance Service Charges	21.06	27.86	53.72	(29.70)	(34.24)	13.73
All Other Income	183.63	(30.57)	NM	NM	NM	NM

Net Income after capital gains (loss) before tax	NM	NM	NM	NM	(58.16)	59.03
Federal Income Tax	(100.00)	—	—	—	—	(100.00)

Net Income	NM	NM	NM	NM	(58.16)	59.28

Exhibit X

Amalgamated Casualty Insurance Company

Consolidated Balance Sheet — GAAP Basis

(in thousands of dollars)	2019	2020	Q2’21 YTD
Assets
Investments:
Bonds	32,631	31,527	28,702
Equities	3,127	3,360	4,867
Real Estate	32,451	31,686	31,304
Other Invested Assets	2,671	3,593	4,444
Cash & Short Term Investments	4,217	4,355	3,671

Total Cash & Investments	75,097	74,521	72,987
Premiums and Other Receivables	5,430	3,545	4,468
Reinsurance Recoverable	833	1,200	878
Deferred Acquisition Costs	218	378	684
Deferred Rent and Leases in Place	5,191	5,054	5,092
Right of Use Asset	2,192	1,974	1,876
Other Assets	979	1,621	2,364

Total Assets	89,939	88,293	88,349

Liabilities
Losses and Loss Adjustment Expenses	12,415	9,861	8,079
Unearned and Advance Premiums	5,461	3,304	3,765
Notes Payable	28,353	28,019	27,778
Accrued Expenses	615	686	769
Other liabilities	5,282	4,228	4,738

Total Liabilities	52,126	46,098	45,128

Equity
AOCI	(732)	(184)	(303)
Retained Earnings	37,762	41,632	42,794
Minority Interest	784	747	729

Total Equity	37,813	42,194	43,221
Total Liabilities and Equity	89,939	88,293	88,349

Exhibit XI

Amalgamated Casualty Insurance Company

Consolidated Statements of Operations — GAAP Basis

(in thousands of dollars)	2019	2020	2Q’21 LTM
Revenues
Net Premiums Written	12,595	6,063	7,865
Net Premiums Earned	11,728	8,133	7,309
Net Investment Income	1,516	1,447	1,338
Net Realized Investment Gains (Losses)	(214)	(15)	(108)
Net Unrealized Gains (Losses) on Equity Securities	735	814	2,504
Service Fee Income	93	67	97
Other Income (Losses)	2,279	2,466	2,489

Total Revenues	16,138	12,913	13,629

Expenses
Losses and Loss Adjustment Expenses	8,829	2,684	1,921
Policy Acquisition Costs and Other Operating Expenses	2,542	2,335	2,721
Other Expenses	5,437	4,207	4,583

Total Expenses	16,808	9,226	9,225

Income (Loss) Before Income Taxes	(670)	3,687	4,404
Income Tax Expense (Benefit)	(206)	(146)	(107)
Net Income (Loss) Attributable to Minority Interest	23	37	36

Net Income (Loss)	(441)	3,870	4,547
Other Comprehensive (Loss) Income	776	548	401

Comprehensive (Loss) Income	312	4,381	4,912

Performance Ratios:
Losses and loss adjustment expenses ratio (%) (1)	75.3	33.0	26.3
Expense ratio (%) (2)	21.7	28.7	37.2
Combined ratio (%) (3)	97.0	61.7	63.5
Return on average equity (%)		9.7	10.6
Statutory Data:
Statutory net income (loss)	(1,212)	2,895	1,873
Statutory surplus	35,186	38,785	38,745
Ratio of net premiums written to statutory surplus	0.4x	0.2x	0.2x

(1)	Calculated by dividing losses and loss adjustment expenses by net premiums earned.
(2)	Calculated by dividing amortization of deferred policy acquisition costs and net underwriting and administrative expenses by net premiums earned.
(3)	The sum of the losses and loss adjustment expenses ratio and the underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit.

Exhibit XII

Amalgamated Casualty Insurance Company

Pro Forma Assumptions for Conversion Valuation

A-1 The initial offering price is $10.00 per share and the number of shares offered is calculated by dividing the updated Appraised Value by the offering price.

A-2 Conversion and offering expenses were estimated by Company management.

A-3 It is assumed that 9.9% of the shares offered for sale will be acquired by an ESOP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The aggregate purchase price of shares of Common Stock to be purchased by the ESOP in the Offering represents unearned compensation and is reflected as a reduction in capital. It is further assumed that the ESOP purchase is funded through cash in the form of an intercompany loan. No reinvestment is assumed on proceeds used to fund the ESOP. The amount of cash used to purchase Common Stock has been reflected as a reduction from gross proceeds to determine the estimated net funds available for reinvestment. The ESOP expense reflects recognition of expense based upon shares committed to be allocated under the ESOP over a 6-year period. For purposes of this calculation, the average market value was assumed to be equal to the initial offering price of $10.00.

It is assumed that 4% of the shares offered for sale will be acquired by the Company for use as restricted stock awards for leadership. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSUs, and the aggregate purchase price of shares of Common Stock to be acquired for the RSU in the Offering is reflected as a reduction in capital. The amount of cash used to purchase Common Stock has been reflected as a reduction from gross proceeds to determine the estimated net funds available for reinvestment. The RSU expense reflects recognition of expense based upon shares expected to be allocated over a 5-year period. For purposes of this calculation, the average market value was assumed to be equal to the initial offering price of $10.00.

A-4 It is assumed that 98% of the Subscription Rights issued to Eligible Members are repurchased in the offering for $0.84 per Subscription Right Value.

A-5 The net investable proceeds are fully invested at the beginning of the applicable period. The net investable proceeds are invested to yield a return of 1.30%, which represents the yield on the 10-year U.S. Treasury bond at market close on August 31, 2021. The effective income tax rate was assumed to be 21.0%, resulting in an after-tax yield of 1.03%.

A-6 No effect has been given in the pro forma equity calculation for the assumed earnings initially on the net proceeds.

A-7 For the earnings per share (“EPS”) calculations, pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock.

A-8 For the book value calculations, pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock.

Exhibit XIII

Pro Forma Conversion Valuation Range—Full Conversion Basis

(Dollars in Thousands, except per share data)

	Minimum	Midpoint	Maximum
Total implied shares outstanding	2,422,500	2,850,000	3,277,500
Offering price	$10.00	$10.00	$10.00

Implied Gross Proceeds:	$24,225	$28,500	$32,775
Less: estimated expenses	(3,313)	(3,511)	(3,710)

Implied net offering proceeds	20,912	24,989	29,065
Less: Subscription Rights Repurchase	(1,992)	(2,344)	(2,696)
Less: ESOP Plan Purchase	(2,398)	(2,822)	(3,245)
Less: Restricted Stock Purchase	(969)	(1,140)	(1,311)

Net investable proceeds	$15,553	$18,683	$21,813

Net Income:
LTM ended 6/30/2021	4,547	4,547	4,547
Pro forma income on net investable proceeds	160	192	224
Pro forma ESOP expense amortization adjustment	(316)	(371)	(427)
Pro forma Restricted Stock adjustment	(153)	(180)	(207)

Pro forma net income	4,238	4,187	4,136
Pro forma earnings per share	1.94	1.63	1.40
Total Revenue:
LTM ended 6/30/2021	13,629	13,629	13,629
Pro forma revenue on net proceeds, pre-tax	202	243	284

Pro forma total revenue	13,831	13,872	13,912
Pro forma total revenue per share	5.71	4.87	4.24
Common Equity:
Common equity at 6/30/2021	42,491	42,491	42,491
Net offering proceeds	20,912	24,989	29,065
Less: Subscription Rights Repurchase	(1,992)	(2,344)	(2,696)
Less: ESOP plan purchase	(2,398)	(2,822)	(3,245)
Less: Restricted Stock plan purchase	(969)	(1,140)	(1,311)

Pro forma common equity	58,044	61,174	64,305
Pro forma book value per share	23.96	21.46	19.62
Total Equity:
Total equity at 6/30/2021	43,221	43,221	43,221
Net offering proceeds	20,912	24,989	29,065
Less: Subscription Rights Repurchase	(1,992)	(2,344)	(2,696)
Less: ESOP plan purchase	(2,398)	(2,822)	(3,245)
Less: Restricted Stock plan purchase	(969)	(1,140)	(1,311)

Pro forma total equity	58,773	61,904	65,034
Tangible Common Equity:
Tangible common equity at 6/30/2021	42,491	42,491	42,491
Net offering proceeds	20,912	24,989	29,065
Less: Subscription Rights Repurchase	(1,992)	(2,344)	(2,696)
Less: ESOP plan purchase	(2,398)	(2,822)	(3,245)
Less: Restricted Stock plan purchase	(969)	(1,140)	(1,311)

Pro forma tangible common equity	58,044	61,174	64,305
Pro forma tangible book value per share	23.96	21.46	19.62
Total Assets:
Total assets at 6/30/2021	88,349	88,349	88,349
Net offering proceeds	20,912	24,989	29,065
Less: Subscription Rights Repurchase	(1,992)	(2,344)	(2,696)
Less: ESOP plan purchase	(2,398)	(2,822)	(3,245)
Less: Restricted Stock plan purchase	(969)	(1,140)	(1,311)

Pro forma total assets	103,902	107,032	110,162
Pro forma total assets per share	42.89	37.56	33.61
Pro Forma Ratios (%):
Price / LTM EPS (x)	5.2	6.1	7.1
Price / LTM Revenue	175.2	205.5	235.6
Price / Book Value	41.7	46.6	51.0
Price / Tangible Book Value	41.7	46.6	51.0
Price / Total Assets	23.3	26.6	29.8
Total Equity / Assets	56.6	57.8	59.0
Tangible Equity / Assets	56.6	57.8	59.0

Exhibit XIV

Adjusted Closing Price of Guideline Companies ($)

	HMN	SAFT	UFCS	GBLI	HALL	KINS	ICCH	PPHI	NSEC	CNFR	UNAM
8/31/2021	41.00	81.31	25.81	26.50	3.76	7.15	16.83	9.15	10.46	4.02	4.15
8/30/2021	41.11	81.48	26.10	26.01	3.68	7.01	17.15	9.15	10.46	4.18	2.61
8/27/2021	41.81	82.16	27.31	26.70	3.77	6.93	16.15	9.15	10.46	3.94	2.96
8/26/2021	40.87	79.94	26.81	26.76	3.66	7.02	16.15	9.15	10.44	3.77	2.96
8/25/2021	41.46	79.77	27.14	26.25	3.90	7.05	16.50	9.15	10.44	3.87	2.93
8/24/2021	41.65	80.11	27.11	25.88	3.82	6.89	16.08	9.15	10.44	3.50	2.96
8/23/2021	41.54	80.89	27.14	26.05	3.90	6.93	16.08	10.00	10.44	3.33	3.26
8/20/2021	41.13	81.89	26.89	26.00	3.63	6.91	16.08	10.00	11.34	3.01	3.55
8/19/2021	40.50	81.29	26.64	26.00	3.69	7.00	16.08	10.00	11.34	2.66	3.74
8/18/2021	40.31	81.74	27.27	26.50	3.73	6.92	16.08	10.00	10.95	2.76	3.62
8/17/2021	40.80	81.89	27.26	26.57	3.81	6.96	16.08	10.00	10.95	2.75	4.13
8/16/2021	40.84	82.10	26.90	26.70	3.77	6.93	16.08	10.00	10.95	2.91	4.14
8/13/2021	40.57	81.83	26.60	27.27	3.73	7.01	16.08	10.00	10.95	3.10	4.25
8/12/2021	40.35	80.81	26.15	26.65	4.69	7.81	16.08	10.00	10.95	3.14	4.37
8/11/2021	40.19	81.02	26.58	27.16	4.73	7.90	16.08	10.00	10.95	2.84	4.28
8/10/2021	40.21	80.08	26.79	26.31	4.65	7.71	16.08	10.00	10.95	2.76	4.30
8/9/2021	39.86	79.55	26.50	26.40	4.74	7.61	16.08	10.00	10.95	2.80	4.43
8/6/2021	40.06	78.90	26.43	26.31	4.78	7.42	16.08	10.00	10.55	2.68	4.43
8/5/2021	39.00	77.53	25.15	26.28	4.72	7.56	16.08	10.00	10.94	2.73	4.25
8/4/2021	38.97	76.07	25.17	26.40	4.64	7.80	16.08	10.00	10.45	2.72	4.01
8/3/2021	38.93	76.35	24.21	26.19	4.83	7.74	16.10	10.00	10.70	2.68	4.01
8/2/2021	39.79	76.19	23.88	25.70	4.84	7.72	16.10	10.00	10.97	2.74	4.01
7/30/2021	39.81	75.78	24.77	25.71	4.77	7.54	16.10	10.00	10.97	2.75	4.09
7/29/2021	39.76	75.04	24.04	26.39	4.86	7.55	16.10	10.00	10.97	2.78	4.34
7/28/2021	39.42	74.26	23.77	26.09	4.82	7.81	16.10	10.00	10.97	2.84	4.01
7/27/2021	39.19	74.65	23.97	26.22	4.86	7.56	16.10	10.00	10.97	2.85	4.14
7/26/2021	39.07	74.62	23.95	26.18	5.08	7.67	15.75	10.00	10.97	2.75	4.43
7/23/2021	38.69	74.62	23.77	26.50	5.09	7.51	15.75	10.00	10.97	2.69	4.32
7/22/2021	38.55	74.13	23.63	26.75	5.06	7.46	15.75	11.00	10.97	2.80	4.47
7/21/2021	38.86	75.53	24.80	27.50	5.42	7.53	15.75	11.00	10.97	2.83	4.36
7/20/2021	38.60	75.90	24.53	27.75	5.10	7.64	16.00	11.00	11.20	2.68	4.36
7/19/2021	38.16	75.19	23.86	27.25	4.95	7.76	16.50	11.00	11.20	2.71	4.36
7/16/2021	38.70	76.42	25.08	27.47	4.79	7.71	16.05	11.00	11.20	2.65	4.36
7/15/2021	38.70	76.54	25.21	27.31	5.05	7.45	15.50	11.00	11.20	2.68	4.42
7/14/2021	38.30	75.20	24.43	26.99	5.06	7.56	15.97	12.00	11.20	2.74	4.45
7/13/2021	37.35	74.87	24.28	27.11	5.11	7.44	15.97	12.00	11.20	2.80	4.52
7/12/2021	38.35	76.41	24.50	27.40	5.22	7.44	16.01	12.00	11.20	2.88	4.47
7/9/2021	37.50	75.52	24.53	27.26	4.96	7.43	16.01	12.00	11.49	2.76	4.67
7/8/2021	37.00	74.89	24.31	27.25	4.29	7.37	16.01	12.00	11.49	2.75	4.50
7/7/2021	38.11	75.74	25.63	27.87	4.39	7.53	16.01	12.00	11.38	2.79	4.85
7/6/2021	38.19	76.75	25.96	27.41	4.33	7.66	16.01	12.00	11.44	2.85	4.38
7/2/2021	38.56	77.58	27.25	27.47	4.35	7.69	16.05	12.00	11.44	2.88	4.51
7/1/2021	37.74	78.44	28.07	27.45	4.43	7.71	16.01	12.00	11.60	2.86	4.51
6/30/2021	37.42	77.42	27.57	26.95	4.45	7.76	16.01	12.00	10.55	2.91	4.73
6/29/2021	37.16	77.90	27.79	27.36	4.28	7.93	16.17	12.00	11.02	2.81	4.65
6/28/2021	37.33	77.42	27.52	27.54	4.32	7.93	16.17	12.00	11.02	2.75	5.17
6/25/2021	37.88	78.56	27.32	27.58	4.42	7.66	16.17	12.00	11.71	2.74	4.34
6/24/2021	38.07	77.35	27.48	27.32	4.42	8.06	16.00	12.00	11.11	2.87	4.34
6/23/2021	37.99	76.88	27.03	27.20	4.39	8.05	16.00	14.00	11.11	2.85	4.34
6/22/2021	38.54	77.96	27.42	26.95	4.37	8.10	16.10	14.00	11.60	2.88	4.42
6/21/2021	38.55	78.41	27.54	27.66	4.26	8.24	15.69	14.00	11.60	2.96	4.49
6/18/2021	37.47	77.82	27.07	27.64	4.35	8.24	15.79	14.00	11.50	3.07	4.55
6/17/2021	38.61	79.53	28.03	28.54	4.42	8.16	15.55	14.00	10.53	2.90	4.56
6/16/2021	39.21	80.29	29.09	27.92	4.54	8.13	15.55	14.00	10.53	2.90	4.50
6/15/2021	38.14	79.88	29.17	27.83	4.51	8.26	15.50	14.00	11.04	2.90	4.56
6/14/2021	38.30	79.82	28.84	28.85	4.55	8.28	15.50	14.00	11.04	2.80	4.43
6/11/2021	38.22	79.77	29.07	30.20	4.64	8.21	15.61	14.00	11.04	2.96	4.65
6/10/2021	37.96	79.64	29.00	29.26	4.49	8.10	15.61	14.00	10.78	3.03	4.67
6/9/2021	38.11	80.22	29.19	29.84	4.69	8.17	15.61	14.00	10.64	2.86	4.51
6/8/2021	39.02	81.92	30.07	31.07	4.45	8.05	15.61	14.00	10.39	2.70	4.51
6/7/2021	39.07	81.70	29.64	30.73	4.55	8.05	15.61	14.00	10.39	2.74	4.54
6/4/2021	39.37	83.42	30.33	31.39	4.59	8.00	15.43	14.00	10.44	2.75	4.63
6/3/2021	39.41	82.97	30.80	30.76	4.48	7.96	15.88	14.00	10.61	2.79	4.63
6/2/2021	39.15	83.27	30.43	31.47	4.46	8.01	15.88	14.00	10.44	2.75	4.64
6/1/2021	39.41	84.11	30.29	31.22	4.39	7.96	15.88	14.00	10.44	2.67	4.64
5/28/2021	39.55	84.18	30.32	31.70	4.40	7.98	15.88	14.00	10.44	2.68	4.67
5/27/2021	38.99	84.04	30.32	31.08	4.46	7.96	15.90	15.20	10.44	2.62	4.71
5/26/2021	38.92	83.40	30.35	30.78	4.44	8.01	15.80	15.20	11.15	2.66	4.63
5/25/2021	38.37	82.01	29.97	30.45	4.43	8.06	15.60	15.20	10.46	2.64	4.50
5/24/2021	38.67	83.66	31.50	30.99	4.54	7.97	15.70	15.00	11.29	2.67	4.50
5/21/2021	38.80	84.47	32.05	29.94	4.50	7.95	15.70	15.00	11.24	2.72	4.50
5/20/2021	38.22	84.33	32.17	30.24	4.40	7.91	15.80	15.00	11.24	2.73	5.08
5/19/2021	37.96	83.75	32.07	30.40	4.37	8.20	15.80	15.00	11.24	2.63	5.09
5/18/2021	38.07	83.43	32.25	28.88	4.28	8.24	15.80	15.00	11.24	2.63	4.95
5/17/2021	39.03	84.17	32.30	29.20	4.19	8.00	15.62	15.00	11.24	2.67	4.80
5/14/2021	39.35	84.85	32.65	28.65	4.22	8.03	15.62	7.11	11.19	2.61	4.80
5/13/2021	39.47	85.25	32.40	28.61	3.60	7.99	15.62	7.11	11.19	2.56	5.00
5/12/2021	38.07	82.45	31.30	29.09	3.62	8.17	16.05	11.00	11.14	2.75	4.96
5/11/2021	38.77	82.60	31.11	28.96	3.75	8.27	16.13	11.00	10.77	3.00	4.82
5/10/2021	39.69	85.46	31.41	28.79	3.76	8.60	16.13	11.00	10.85	3.17	4.56
5/7/2021	39.79	84.16	32.15	29.25	3.89	8.21	16.13	11.00	10.84	3.04	4.65
5/6/2021	40.03	84.86	31.90	29.55	3.85	8.57	16.13	11.00	10.34	3.10	4.83
5/5/2021	39.19	81.02	31.46	29.36	3.95	8.38	16.13	11.00	11.02	3.06	4.87
5/4/2021	40.51	81.55	29.80	29.24	3.87	8.22	15.81	11.00	11.39	3.11	4.88
5/3/2021	40.49	81.55	30.58	28.85	3.92	8.18	15.49	11.00	11.91	3.12	4.95

Exhibit XIV

Adjusted Closing Price of Guideline Companies ($)

	HMN	SAFT	UFCS	GBLI	HALL	KINS	ICCH	PPHI	NSEC	CNFR	UNAM
4/30/2021	39.78	80.28	29.94	28.51	3.97	8.29	15.49	11.00	11.91	3.19	4.71
4/29/2021	40.10	80.69	30.90	29.74	4.03	8.44	15.49	11.00	11.23	3.26	4.71
4/28/2021	39.54	80.43	30.44	27.76	4.08	8.46	16.25	11.00	10.52	3.30	4.72
4/27/2021	39.96	79.32	30.44	27.76	4.19	8.51	17.24	11.00	10.52	3.27	4.56
4/26/2021	40.04	80.30	31.15	27.75	4.20	8.44	17.21	11.00	10.52	3.40	4.76
4/23/2021	40.14	81.88	31.91	27.69	4.04	8.32	16.34	11.00	10.24	3.30	4.65
4/22/2021	40.25	81.92	31.75	28.08	3.92	7.94	16.03	11.00	11.01	3.53	4.66
4/21/2021	41.33	82.89	32.63	27.60	3.86	8.02	15.30	11.00	11.01	3.64	4.59
4/20/2021	40.82	82.12	32.09	27.65	3.83	8.00	16.57	11.00	9.87	3.60	4.72
4/19/2021	41.56	83.15	33.00	27.81	4.16	8.20	14.75	11.00	10.31	3.69	4.68
4/16/2021	41.89	84.18	33.52	27.52	4.01	8.47	15.30	11.00	11.31	3.61	4.76
4/15/2021	41.89	83.73	33.14	27.89	3.86	8.52	14.26	11.00	11.31	3.55	4.83
4/14/2021	42.15	83.80	33.69	28.21	3.83	7.64	14.26	11.00	11.27	3.69	4.87
4/13/2021	41.62	83.44	32.83	27.71	3.69	7.75	15.08	11.00	9.86	3.70	4.90
4/12/2021	41.80	83.59	33.37	28.19	3.75	8.09	15.34	11.00	10.44	3.72	5.12
4/9/2021	41.53	83.18	33.41	28.45	3.72	8.07	16.75	11.00	10.44	3.82	6.00
4/8/2021	41.50	84.19	33.29	29.17	3.75	7.91	14.73	11.00	10.86	3.85	5.91
4/7/2021	42.10	83.73	34.01	29.24	3.73	8.04	14.99	11.00	10.47	3.95	5.01
4/6/2021	43.07	84.24	34.48	29.12	3.82	8.17	14.96	11.00	10.47	4.01	5.01
4/5/2021	43.36	83.33	34.28	29.26	3.77	7.92	14.96	11.00	10.01	4.02	5.25
4/1/2021	42.77	83.29	34.70	29.24	3.94	8.05	14.78	11.00	10.01	3.90	5.07
3/31/2021	42.86	82.46	34.43	29.38	3.88	8.45	14.78	11.00	10.01	3.75	5.26
3/30/2021	43.05	83.40	34.82	29.79	3.97	8.61	14.86	11.00	11.48	3.80	5.26
3/29/2021	42.74	83.13	34.60	29.54	4.05	7.96	14.86	11.00	11.48	3.78	5.07
3/26/2021	43.49	83.35	35.68	29.82	4.12	7.60	14.86	11.00	11.48	3.69	5.43
3/25/2021	42.51	82.53	34.87	28.70	4.14	7.76	14.86	11.00	11.48	3.97	5.08
3/24/2021	41.88	81.44	33.30	28.65	4.19	7.86	14.86	11.00	10.39	3.83	5.44
3/23/2021	41.68	82.05	33.79	28.60	4.47	8.03	14.86	11.00	11.56	3.86	5.73
3/22/2021	41.88	82.30	33.86	29.39	4.79	7.93	14.86	11.00	12.31	3.96	5.73
3/19/2021	43.12	84.80	34.84	28.75	4.50	7.91	15.00	11.00	11.22	3.85	5.59
3/18/2021	43.54	85.08	35.14	28.70	4.23	7.75	14.75	11.00	11.54	3.95	5.30
3/17/2021	43.11	82.70	34.82	28.27	3.69	7.36	14.70	11.00	11.54	3.89	5.30
3/16/2021	42.89	83.95	34.90	28.01	3.75	7.27	14.75	11.00	11.54	3.86	5.18
3/15/2021	43.02	84.54	34.68	28.06	4.07	7.31	14.50	11.00	11.39	3.85	5.18
3/12/2021	43.32	83.56	35.19	28.47	3.97	7.23	14.50	11.00	11.39	3.93	5.43
3/11/2021	42.35	82.69	34.65	28.19	3.90	7.27	14.50	11.00	11.39	3.79	5.58
3/10/2021	42.79	82.42	34.84	28.56	3.81	7.24	14.50	11.00	11.39	3.72	5.08
3/9/2021	41.88	81.34	33.49	28.41	3.81	7.25	14.50	11.00	11.39	3.78	5.38
3/8/2021	43.16	83.32	34.40	29.55	3.81	7.20	14.41	11.00	11.39	3.61	5.14
3/5/2021	42.26	81.58	33.64	28.90	3.63	7.09	14.41	11.00	11.39	3.50	5.61
3/4/2021	40.76	80.00	31.20	28.88	3.51	7.24	14.40	10.89	11.39	3.53	5.70
3/3/2021	39.50	79.63	31.40	29.18	3.80	7.46	14.44	10.89	11.39	3.68	5.65
3/2/2021	38.61	79.11	30.27	28.47	3.69	7.43	14.15	10.89	11.64	3.69	5.78
3/1/2021	38.58	78.70	30.23	28.45	3.77	7.25	14.15	10.89	11.57	3.66	6.00
2/26/2021	37.96	76.55	29.00	28.71	3.69	6.98	14.15	10.89	11.57	3.59	5.63
2/25/2021	38.71	79.94	29.34	28.28	3.80	7.00	14.30	10.89	11.57	3.93	5.63
2/24/2021	38.51	76.73	30.03	28.20	3.92	7.31	14.30	10.89	11.86	4.01	6.00
2/23/2021	38.50	77.75	29.28	27.68	3.86	7.13	14.27	10.89	11.49	3.68	5.81
2/22/2021	38.21	75.29	29.31	27.52	3.95	7.15	14.30	10.89	11.49	3.90	5.21
2/19/2021	37.92	75.02	28.98	27.87	3.90	7.26	14.23	10.89	11.87	3.73	5.32
2/18/2021	38.03	76.07	28.91	27.42	4.13	7.16	14.23	10.89	11.87	3.75	5.27
2/17/2021	38.00	76.69	29.94	27.27	4.36	7.25	14.23	10.89	11.53	3.85	5.27
2/16/2021	37.47	74.72	29.68	27.11	4.07	7.24	14.02	10.89	11.53	3.71	5.44
2/12/2021	38.12	75.35	29.61	27.48	3.85	7.26	14.02	10.89	11.53	3.64	5.26
2/11/2021	38.58	76.85	31.82	27.29	3.99	7.15	14.02	10.89	11.38	3.57	5.26
2/10/2021	38.22	76.89	31.02	26.93	4.04	7.19	14.02	10.89	11.38	3.81	5.81
2/9/2021	38.63	76.99	31.33	27.12	3.98	7.24	14.02	10.89	11.49	3.91	6.05
2/8/2021	38.47	76.06	30.64	26.74	4.02	7.33	14.02	10.89	10.50	3.70	5.95
2/5/2021	38.04	73.91	29.55	26.57	4.26	7.18	14.02	10.89	10.50	3.97	5.91
2/4/2021	38.50	73.17	29.98	27.93	4.12	7.12	14.16	10.89	10.50	3.47	5.88
2/3/2021	37.79	71.53	29.47	28.06	3.89	7.11	14.16	10.89	10.82	3.36	5.61
2/2/2021	39.47	71.65	29.14	26.86	3.85	6.99	14.16	10.89	10.51	3.19	5.60
2/1/2021	38.80	70.86	28.11	27.10	3.94	6.91	14.11	10.89	11.23	3.17	5.62
1/29/2021	38.58	71.09	27.12	26.78	3.60	6.90	14.11	10.89	11.23	3.12	5.72
1/28/2021	39.60	71.79	28.01	27.01	3.57	7.00	14.11	10.89	11.23	3.15	5.72
1/27/2021	39.44	72.16	28.39	27.42	3.60	6.89	14.25	10.89	11.23	3.11	5.72
1/26/2021	41.26	73.53	29.35	27.86	3.72	7.01	14.25	10.89	10.33	3.25	5.58
1/25/2021	41.95	75.07	30.41	28.05	3.53	7.03	14.25	10.89	10.33	3.30	5.03
1/22/2021	42.22	74.90	30.38	27.99	3.55	7.08	14.11	10.89	10.35	3.15	5.46
1/21/2021	42.32	75.11	30.05	26.99	3.54	7.21	14.11	10.89	10.35	2.90	5.40
1/20/2021	43.10	76.18	31.60	27.72	3.38	7.03	14.11	10.89	10.35	2.96	5.20
1/19/2021	42.79	77.16	31.65	28.21	3.55	6.96	14.25	8.00	10.35	2.94	5.03
1/15/2021	42.00	77.21	30.66	28.01	3.61	7.15	14.25	10.89	11.25	3.13	4.80
1/14/2021	42.05	76.60	31.04	28.40	3.56	6.82	14.25	10.39	11.25	3.13	4.80
1/13/2021	42.46	77.80	30.25	28.28	3.45	6.59	14.25	10.39	11.25	3.20	4.80
1/12/2021	42.96	78.04	30.45	28.27	3.33	6.41	14.10	10.39	11.25	3.26	4.99
1/11/2021	42.14	77.35	29.81	28.30	3.35	6.56	14.10	10.39	11.25	3.09	5.00
1/8/2021	42.17	77.85	28.68	28.51	3.37	6.66	14.10	10.39	11.25	2.93	5.00
1/7/2021	43.10	79.53	28.48	28.28	3.40	6.79	14.02	10.39	11.25	2.93	5.00
1/6/2021	42.85	79.46	27.18	28.33	3.34	6.67	14.08	10.39	10.75	2.85	5.00
1/5/2021	41.18	75.80	24.91	27.81	3.22	6.46	14.20	9.50	10.82	3.05	4.89
1/4/2021	40.84	75.41	24.49	27.79	3.29	6.40	14.38	9.50	10.58	3.10	4.73

Exhibit XIV

Adjusted Closing Price of Guideline Companies ($)

	HMN	SAFT	UFCS	GBLI	HALL	KINS	ICCH	PPHI	NSEC	CNFR	UNAM
12/31/2020	41.41	75.41	24.71	28.10	3.56	6.54	14.30	9.50	10.58	3.29	4.55
12/30/2020	41.07	74.96	24.79	28.20	3.33	6.51	14.02	9.50	10.58	3.79	4.61
12/29/2020	40.80	75.17	24.31	27.40	3.31	6.51	14.02	9.50	11.06	2.65	4.66
12/28/2020	41.26	76.08	24.64	27.52	3.38	6.45	14.30	9.50	11.06	2.51	4.52
12/24/2020	41.11	75.29	24.15	27.39	3.30	6.42	14.00	9.50	10.84	2.58	4.42
12/23/2020	40.68	75.77	24.10	27.03	3.31	6.54	14.00	9.50	10.84	2.50	4.38
12/22/2020	40.14	74.48	23.42	26.54	3.32	6.43	14.00	9.50	10.84	2.27	4.45
12/21/2020	40.73	76.28	23.50	26.24	3.30	6.28	14.00	9.50	10.84	2.23	4.38
12/18/2020	41.80	80.08	24.82	25.81	3.31	6.23	14.00	9.50	10.84	2.33	4.53
12/17/2020	42.82	79.36	24.58	25.89	3.32	6.24	14.45	9.50	10.12	2.30	4.71
12/16/2020	42.97	80.17	25.24	25.51	3.32	6.16	14.00	9.50	9.97	2.30	4.76
12/15/2020	42.93	79.67	25.42	25.58	3.39	6.19	14.00	9.50	10.82	2.36	4.78
12/14/2020	42.05	76.86	24.79	25.85	3.44	6.12	13.93	9.50	10.73	2.33	5.40
12/11/2020	41.73	75.11	23.65	25.61	3.37	6.08	13.93	9.50	11.75	2.44	4.81
12/10/2020	41.78	74.90	23.74	25.87	3.29	5.75	13.93	9.50	11.75	2.35	4.80
12/9/2020	41.19	74.41	23.34	25.83	3.30	5.88	13.93	9.50	11.31	2.29	4.81
12/8/2020	40.54	73.66	23.46	26.20	3.39	5.92	13.87	9.50	10.97	2.32	4.85
12/7/2020	39.86	73.07	23.35	26.44	3.39	6.12	14.00	9.50	10.97	2.36	4.98
12/4/2020	40.08	73.10	23.89	26.38	3.48	6.30	14.00	9.50	10.97	2.37	4.89
12/3/2020	38.97	71.41	22.51	26.19	3.41	6.27	14.00	9.50	12.04	2.44	5.00
12/2/2020	39.24	70.03	22.50	26.59	3.44	6.30	14.00	8.00	11.80	2.49	4.89
12/1/2020	39.50	69.80	22.34	26.47	3.30	6.31	13.20	8.00	11.80	2.40	4.96
11/30/2020	39.04	68.97	21.39	26.05	3.23	6.49	13.18	8.00	11.80	2.39	4.96
11/27/2020	40.09	71.53	22.68	26.35	3.38	6.71	13.00	8.00	12.12	2.18	5.00
11/25/2020	40.81	71.97	23.39	26.16	3.40	6.50	13.00	8.00	12.12	2.25	5.00
11/24/2020	41.80	71.76	23.80	26.50	3.40	6.43	13.00	9.00	11.35	2.35	5.01
11/23/2020	41.32	70.96	22.83	26.88	3.29	6.46	13.00	10.00	10.86	2.31	5.00
11/20/2020	40.70	71.06	22.82	26.54	3.28	6.22	13.00	9.00	10.86	2.39	5.00
11/19/2020	39.81	70.73	22.98	26.50	3.41	6.51	13.00	6.00	10.86	2.56	5.00
11/18/2020	39.52	71.76	22.89	26.54	3.52	6.31	13.00	6.00	10.86	2.59	5.00
11/17/2020	39.09	72.34	23.42	26.60	3.40	6.13	12.65	12.90	12.05	2.63	5.12
11/16/2020	39.31	72.32	23.75	26.65	3.69	6.03	12.65	12.90	11.00	2.70	5.25
11/13/2020	38.48	71.27	22.65	26.21	3.29	6.01	12.20	12.90	12.29	2.70	5.27
11/12/2020	37.59	70.14	22.05	25.68	3.05	6.00	12.20	12.90	12.29	2.75	5.27
11/11/2020	37.71	71.91	22.61	25.51	3.13	5.96	12.20	12.90	12.29	2.68	5.27
11/10/2020	38.83	74.42	22.84	26.17	3.02	6.17	12.20	12.90	12.29	2.70	5.27
11/9/2020	37.58	70.32	21.21	26.44	2.98	5.94	12.20	12.90	12.29	2.66	5.27
11/6/2020	34.38	67.08	18.74	25.42	2.74	5.82	12.57	12.90	12.29	2.68	5.24
11/5/2020	34.49	67.90	19.45	24.88	2.96	5.94	12.57	12.90	10.71	2.73	5.24
11/4/2020	33.95	66.95	18.70	24.70	2.83	5.84	12.57	12.90	11.16	2.73	5.24
11/3/2020	35.83	68.54	21.06	23.88	2.92	5.97	12.57	12.90	11.16	2.73	5.24
11/2/2020	33.91	67.59	20.38	24.35	2.82	5.83	12.57	13.00	11.16	2.50	5.24
10/30/2020	33.17	66.94	20.09	23.87	2.71	5.69	12.57	10.00	11.16	2.51	5.24
10/29/2020	33.57	66.94	21.55	23.55	2.81	5.88	12.57	10.00	11.16	2.58	5.24
10/28/2020	33.52	67.13	21.14	22.84	2.72	5.64	12.57	10.00	11.16	2.59	5.24
10/27/2020	33.91	65.99	21.36	23.27	2.82	5.83	12.57	10.00	11.61	2.68	5.24
10/26/2020	34.64	66.61	22.07	23.19	2.96	5.83	12.57	10.00	11.61	2.57	5.37
10/23/2020	34.99	67.51	22.62	23.35	3.11	5.88	12.57	10.15	11.61	2.57	5.49
10/22/2020	34.83	66.72	22.41	23.25	3.05	5.90	12.57	10.15	11.61	2.52	5.60
10/21/2020	33.99	66.06	22.10	22.79	3.14	5.92	12.50	10.15	11.61	2.60	5.18
10/20/2020	34.34	65.18	21.34	22.42	2.81	5.87	12.50	10.15	11.61	2.56	5.18
10/19/2020	34.37	64.73	21.00	22.01	2.81	5.87	12.50	11.00	11.61	2.61	5.18
10/16/2020	34.92	65.68	21.35	22.11	2.84	5.86	12.50	13.00	11.61	2.61	5.18
10/15/2020	34.27	65.30	21.02	22.20	2.71	5.88	12.50	14.00	11.61	2.60	5.46
10/14/2020	33.65	64.56	20.65	21.97	2.68	5.88	12.50	13.95	11.61	2.60	5.50
10/13/2020	34.18	65.23	21.02	21.87	2.71	5.90	12.50	13.95	11.61	2.65	5.50
10/12/2020	35.05	66.80	21.87	21.97	2.77	5.99	12.50	13.95	11.61	2.78	5.50
10/9/2020	33.49	65.35	20.80	21.73	2.76	5.89	12.50	14.00	11.61	2.79	5.50
10/8/2020	33.68	65.03	20.94	21.42	2.85	5.89	12.50	10.15	10.67	2.65	5.63
10/7/2020	33.54	64.83	20.34	21.19	2.73	6.10	12.03	10.15	10.67	2.63	5.63
10/6/2020	33.41	64.34	20.07	20.65	2.72	6.06	12.03	10.15	10.67	2.79	5.40
10/5/2020	33.88	65.41	20.32	20.98	2.85	5.89	11.74	10.15	10.67	2.79	5.40
10/2/2020	33.01	64.92	19.88	20.17	2.73	5.87	11.75	10.15	10.76	2.88	5.40
10/1/2020	32.73	64.73	19.81	20.27	2.67	5.75	11.75	10.15	11.61	2.88	5.91
9/30/2020	32.67	66.07	19.88	20.25	2.62	5.76	11.70	10.15	11.50	2.88	6.00
9/29/2020	32.76	67.00	19.92	20.36	2.75	5.71	11.70	10.15	11.50	2.87	6.00
9/28/2020	32.97	66.73	20.23	20.89	2.67	5.64	11.74	10.15	11.50	3.03	6.00
9/25/2020	32.27	64.74	19.34	20.50	2.70	5.90	11.70	10.15	11.61	3.03	5.96
9/24/2020	32.04	65.18	19.34	20.78	2.60	5.68	11.75	10.15	11.61	2.99	5.38
9/23/2020	32.36	64.23	19.05	20.59	2.64	5.72	11.75	10.15	11.60	2.96	5.48
9/22/2020	32.64	65.42	19.99	20.87	2.84	5.92	11.75	10.15	11.60	2.76	5.56
9/21/2020	32.92	66.21	20.02	21.70	2.93	5.84	11.75	10.15	11.60	2.95	5.02
9/18/2020	33.41	67.67	20.78	22.58	2.91	5.94	11.65	10.50	11.60	2.62	5.08
9/17/2020	34.17	66.93	21.14	21.70	3.02	5.92	11.75	10.50	11.60	2.51	5.97
9/16/2020	33.30	66.83	20.80	22.16	2.99	5.91	11.75	10.50	12.52	2.54	5.98
9/15/2020	33.30	67.41	20.96	23.09	2.97	5.81	11.82	10.50	12.52	2.68	5.51
9/14/2020	34.62	67.87	21.81	23.20	3.02	5.83	11.82	10.15	12.52	2.69	5.34
9/11/2020	34.45	66.73	22.11	23.04	3.00	5.67	11.82	10.15	12.19	2.70	5.34
9/10/2020	34.85	66.41	22.81	23.22	3.04	5.78	11.65	10.15	12.19	2.80	4.81
9/9/2020	36.21	67.24	23.28	23.19	3.05	5.73	11.65	10.15	12.19	2.80	5.21
9/8/2020	36.30	67.21	22.90	23.19	3.07	5.57	11.45	10.15	12.19	2.76	5.34
9/4/2020	37.46	69.06	23.37	24.55	3.06	5.83	11.45	10.15	12.19	2.89	5.00
9/3/2020	37.18	68.96	23.28	25.83	3.12	5.94	11.45	10.15	12.19	2.89	5.00
9/2/2020	37.77	69.58	23.77	25.77	3.14	5.98	11.60	10.15	12.19	2.80	5.00
9/1/2020	37.65	68.29	23.85	24.41	3.19	6.09	11.37	10.15	12.12	2.97	5.28
8/31/2020	37.88	69.24	24.30	22.36	3.34	5.84	11.37	10.15	12.12	2.87	5.28

Exhibit XV

Amalgamated Casualty Insurance Company Plan of Conversion

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